INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

All other schedules have been omitted because they are not applicable, the required information is immaterial, or the required information is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Westwood One, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of stockholders' (deficit) equity present fairly, in all material respects, the financial position of Westwood One, Inc. and its subsidiaries (Successor Company) at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the year ended December 31, 2010 and the period from April 24, 2009 through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and on the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PricewaterhouseCoopers LLP
New York, New York
April 15, 2011 except for the effects of the
discontinued operation discussed in Note 3 and
subsequent events in Note 20 to the consolidated
financial statements, as to which the date is
September 6, 2011

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Westwood One, Inc.:

In our opinion, the accompanying consolidated statements of operations, of cash flows and of stockholders' (deficit) equity present fairly, in all material respects, the results of operations and cash flows of Westwood One, Inc. and its subsidiaries (Predecessor Company) for the period from January 1, 2009 to April 23, 2009 and for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and on the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/S/ PricewaterhouseCoopers LLP
New York, New York
March 31, 2010 except for the effects of the
discontinued operation discussed in Note 3
and subsequent events in Note 20 to the
consolidated financial statements, as to
which the date is September 6, 2011

PART I. FINANCIAL INFORMATION
Item 1. Financial Statements (unaudited)

WESTWOOD ONE, INC.
CONSOLIDATED BALANCE SHEET
(In thousands, except per share amounts)

	December 31, 2010 (1)	December 31, 2009 (1)
ASSETS
Current assets:
Cash and cash equivalents	$2,938	$4,824
Accounts receivable, net of allowance for doubtful accounts of $143 (2010) and $2,220 (2009)	49,672	44,666
Federal income tax receivable	—	12,355
Prepaid and other assets	16,583	14,940
Current assets discontinued operations	48,723	48,956
Total current assets	117,916	125,741
Property and equipment, net	23,502	20,978
Intangible assets, net	26,262	29,586
Goodwill	25,796	25,912
Other assets	1,642	2,852
Non-current assets discontinued operations	93,156	102,249
TOTAL ASSETS	$288,274	$307,318
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$33,957	$27,500
Amounts payable to related parties	859	129
Accrued and other current liabilities	20,148	15,103
Current liabilities discontinued operations	32,357	29,377
Current maturity of long-term debt	—	13,500
Total current liabilities	87,321	85,609
Long-term debt	136,407	122,262
Deferred tax liability	24,188	34,114
Due to Gores	10,222	11,165
Other liabilities	15,951	12,018
Non-current liabilities discontinued operations	20,177	24,166
TOTAL LIABILITIES	294,266	289,334
Commitments and Contingencies	—	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.01 par value: authorized: 5,000,000 shares issued and outstanding: 21,314 (2010) and 20,544 (2009)	213	205
Class B stock, $.01 par value: authorized: 3,000 shares; issued and outstanding: 0	—	—
Additional paid-in capital	88,652	81,268
Net unrealized gain	—	111
Accumulated deficit	(94,857)	(63,600)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,992)	17,984
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$288,274	$307,318

(1)	Certain amounts for all periods presented have been recast to present the Metro Traffic businesses as discontinued operations.
See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Successor Company (1)		Predecessor Company (1)
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008

Revenue	$196,986	$119,851	$63,996	$209,532
Operating costs	187,053	111,621	65,197	196,615
Depreciation and amortization	5,943	6,128	1,105	4,932
Corporate general and administrative expenses	11,076	9,822	4,092	15,001
Goodwill impairment	—	—	—	126,423
Restructuring charges	269	507	1,057	10,590
Special charges	5,448	3,033	12,699	11,624
Total expenses	209,789	131,111	84,150	365,185
Operating loss	(12,803)	(11,260)	(20,154)	(155,653)
Interest expense	7,624	2,726	1,331	10,633
Other (income) expense	1,688	(5)	(295)	(208)
Loss from continuing operations before income tax	(22,115)	(13,981)	(21,190)	(166,078)
Income tax benefit from continuing operations	(7,922)	(10,431)	(5,985)	(43,149)
Net loss from continuing operations	(14,193)	(3,550)	(15,205)	(122,929)
Net loss from discontinued operations, net of income taxes	(17,064)	(60,050)	(3,756)	(304,634)
Net loss	$(31,257)	$(63,600)	$(18,961)	$(427,563)
Net loss continuing operations attributable to common stockholders	$(14,193)	$(85,098)	$(18,281)	$(126,010)
Net loss attributable to common stockholders	$(31,257)	$(145,148)	$(22,037)	$(430,644)

Basic and Diluted Loss per share:
Common Stock
Continuing operations	$(0.68)	$(6.89)	$(36.20)	$(257.12)
Discontinued operations	$(0.82)	$(4.86)	$(7.44)	$(621.61)
Net income (loss)	$(1.50)	$(11.75)	$(43.64)	$(878.73)

Class B Stock
Continuing operations		$—	$—	$—
Discontinued operations		$—	$—	$—
Net income (loss)		$—	$—	$—

Weighted average shares outstanding: basic and diluted
Common Stock	20,833	12,351	505	490
Class B Stock		—	1	1

(1)	Certain amounts for all periods presented have been recast to present the Metro Traffic businesses as discontinued operations.
See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

	Successor Company		Predecessor Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Cash Flows from Operating Activities:
Net loss	$(31,257)	$(63,600)	$(18,961)	$(427,563)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,243	21,474	2,584	11,052
Goodwill and intangible asset impairment	—	50,501	—	430,126
Deferred taxes	(17,458)	(25,038)	(6,873)	(13,907)
Paid-in-kind interest	5,734	4,427	—	—
Non-cash equity-based compensation	3,559	3,310	2,110	5,443
Change in fair value of derivative liability	1,538	—	—	—
TrafficLand write-downs	321	1,852	—	—
Loss on disposal of property and equipment	258	—	188	1,257
Gain on sale of marketable securities	(98)	—	—	(12,420)
Amortization of deferred financing costs	23	—	331	1,674
Changes in assets and liabilities, net of effect of business combination:
(Increase) decrease in accounts receivable	(8,989)	(3,608)	10,313	13,998
Decrease (increase) in prepaid and other assets	2,947	(4,394)	3,187	(2,515)
Decrease in Federal income tax receivable	12,940	—	—	—
Increase (decrease) in deferred revenue	3,054	749	536	(3,418)
Increase (decrease) in income taxes payable	—	180	28	(7,246)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	16,591	(4,142)	2,861	13,736
Increase (decrease) in income amounts payable to related parties	730	(5,853)	2,919	(8,179)
Net change in other assets and liabilities	27,273	(17,068)	19,844	6,376
Net cash provided by (used in) operating activities	8,136	(24,142)	(777)	2,038
Cash Flows from Investing Activities:
Capital expenditures	(8,843)	(5,184)	(1,384)	(7,313)
Proceeds from sale of marketable securities	886	—	—	12,741
Acquisition of business	—	(1,250)	—	—
Net cash (used in) provided by investing activities	(7,957)	(6,434)	(1,384)	5,428
Cash Flows from Financing Activities:
Proceeds from Revolving Credit Facility	10,000	16,000	—	—
Repayment of Revolving Credit Facility	—	(11,000)	—	—
Repayments of Senior Notes	(16,032)	—	—	—
Issuance of common stock to Gores	5,000	—	—	22,760
Payments of finance and capital lease obligations	(1,033)	(603)	(271)	(737)
Debt repayments	—	(25,000)	—	(104,000)
Issuance of Series B Convertible Preferred Stock	—	25,000	—	—
Proceeds from term loan	—	20,000	—	—
Proceeds from building financing	—	6,998	—	—
Issuance of Series A Convertible Preferred Stock and warrants	—	—	—	74,168
Termination of interest swap agreements	—	—	—	2,150

Deferred financing costs	—	—	—	(1,557)
Net cash (used in) provided by financing activities	(2,065)	31,395	(271)	(7,216)
Net increase (decrease) in cash and cash equivalents	(1,886)	819	(2,432)	250
Cash and cash equivalents, beginning of period	4,824	4,005	6,437	6,187
Cash and cash equivalents, end of period	$2,938	$4,824	$4,005	$6,437

Supplemental Schedule of Cash Flow Information:
Cash paid during the period for:
Interest	15,064	12,960	—	10,146
Other income taxes (refunded) paid, net	(15,503)	—	—	10,179
Non-cash financing activities
Fair value of derivative liability	442	—	—	—
Cancellation of long-term debt	—	—	252,060	—
Issuance of new long-term debt	—	117,500	—	—
Preferred stock - conversion to common stock	—	(81,551)	—	—
Issuance of common stock for asset acquisition	—	1,045	—	—
Class B - conversion to common stock	—	(3)	—	—
See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands)

Predecessor Company

					Additional Paid-in-Capital	(Accum- ulated Deficit)	Unrealized Gain (loss) on Available for Sale Securities	Total Stock- holders' (Deficit) Equity	Compre- hensive Income(Loss)

	Common Stock		Class B Stock
	Shares	Amount	Shares	Amount
Balance as of January 1, 2008	87,105	872	292	3	290,786	(69,985)	5,955	227,631
Net loss	—	—	—	—	—	(427,563)	—	(427,563)	$(427,563)
Comprehensive loss	—	—	—	—	—	—	(5,688)	(5,688)	(5,688)
Equity based compensation	—	—	—	—	5,443	—	—	5,443	—
Loss on issuance of common stock under equity-based compensation plans	110	1	—	—	(1,727)	—	—	(1,726)	—
Issuance of common stock	14,038	140	—	—	22,471	—	—	22,611	—
Issuance of warrants	—	—	—	—	440	—	—	440	—
Tax related to cancellations of vested equity grants	—	—	—	—	(4,722)	—	—	(4,722)	—
Cancellation of warrants	—	—	—	—	(19,571)	—	—	(19,571)	—
Balance as of December 31, 2008	101,253	1,013	292	3	293,120	(497,548)	267	(203,145)	$(433,251)
Net loss	—	—	—	—	—	(18,961)	—	(18,961)	$(18,961)
Comprehensive income	—	—	—	—	—	—	219	219	219
Equity based compensation	—	—	—	—	2,110	—	—	2,110	—
Loss on issuance of common stock under equity-based compensation plans	777	7	—	—	(939)	—	—	(932)	—
Preferred stock accretion	—	—	—	—	(6,157)	—	—	(6,157)	—
Tax related to cancellations of vested equity grants	—	—	—	—	(890)	—	—	(890)	—
Balance as of April 23, 2009	102,030	$1,020	292	$3	$287,244	$(516,509)	$486	$(227,756)	$(18,742)

Successor Company
Revalued Capital	510	$5	292	$3	$2,256	—	—	$2,264
Net loss	—	—	—	—	—	(63,600)	—	(63,600)	$(63,600)
Comprehensive income	—	—	—	—	—	—	111	111	111
Equity based compensation	—	—	—	—	3,310	—	—	3,310	—
Issuance common stock for acquisition	232	2	—	—	1,043	—	—	1,045	—
Loss on issuance of common stock under equity-based compensation plans	2	—	—	—	(219)	—	—	(219)	—
Class B conversion	1	—	(292)	(3)	—	—	—	(3)	—
Preferred stock conversion	19,799	198	—	—	81,353	—	—	81,551	—
Preferred stock accretion	—	—	—	—	(4,661)	—	—	(4,661)	—
Tax related to cancellations of vested equity grants	—	—	—	—	(1,814)	—	—	(1,814)	—
Beneficial conversion feature	—	—	—	—	76,887	—	—	76,887	—
Beneficial conversion feature accretion	—	—	—	—	(76,887)	—	—	(76,887)	—
Balance as of December 31, 2009	20,544	$205	—	—	$81,268	$(63,600)	$111	$17,984	$(63,489)
Net loss	—	—	—	—	—	(31,257)	—	(31,257)	$(31,257)
Comprehensive loss	—	—	—	—	—	—	(111)	(111)	(111)
Equity based compensation	—	—	—	—	3,559	—	—	3,559	—
Issuance of common stock to Gores	770	8	—	—	4,992	—	—	5,000	—
Gores $10,000 equity commitment (see Note 9)	—	—	—	—	442	—	—	442	—
Loss on issuance of common stock under equity-based compensation plans	—	—	—	—	(459)	—	—	(459)	—
Tax related to cancellations of vested equity grants	—	—	—	—	(1,150)	—	—	(1,150)	—
Balance as of December 31, 2010	21,314	$213	—	—	$88,652	$(94,857)	—	$(5,992)	$(31,368)
See accompanying notes to consolidated financial statements

WESTWOOD ONE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Note 1 - Basis of Presentation

Nature of Business

In this report, “Westwood One,” “Company,” “registrant,” “we,” “us” and “our” refer to Westwood One, Inc. We are a provider of programming, information services and content to the radio and digital sectors. We are one of the largest domestic outsource providers of traffic reporting services and one of the nation's largest radio networks, producing and distributing national news, sports, music, talk and entertainment programs, features and live events, in addition to local news, sports, weather, video news and other information programming. We deliver our content to approximately 3,700 radio stations in the U.S. We exchange our content with radio stations for commercial airtime, which we then sell to local, regional and national advertisers.

Discontinued Operations

On April 29, 2011, we entered into a Stock Purchase Agreement with Clear Channel, pursuant to which we sold all of the outstanding capital stock of our subsidiaries that collectively comprised our Metro Traffic business (referred to herein as the “Metro Sale Transaction”), see Note 3 - Discontinued Operations for additional information with respect to this transaction. In accordance with accounting principles addressing the accounting for the impairment or disposal of long-lived assets, the Metro Traffic business is presented as a discontinued operation in the Consolidated Balance Sheets, Consolidated Statements of Operations and the Notes to Consolidated Financial Statements herein for all periods presented.

From 1994 to 2008, Westwood One was managed by CBS Radio, Inc. (“CBS Radio”, previously known as Infinity Broadcasting Corporation (“Infinity”), a wholly-owned subsidiary of CBS Corporation, pursuant to a management agreement between us and CBS Radio (then Infinity) which was scheduled to expire on March 31, 2009 (the "Management Agreement")). On October 2, 2007, we entered into a new arrangement with CBS Radio that was approved by stockholders on February 12, 2008 and closed on March 3, 2008. On such date, the Management Agreement terminated. See Note 4 - Related Party Transactions for additional information with respect to the new arrangement.

At December 31, 2010, our principal sources of liquidity were our cash and cash equivalents of $2,938 and $3,781 available to us under our revolving credit facility as described in Note 9 - Debt, which total $6,719 as of the date hereof.

On April 12, 2011, we entered into an amendment to our debt agreements with our lenders because our projections indicated that we would likely not attain sufficient Adjusted EBITDA (as defined in our lender agreements) to comply with our then existing debt leverage covenants in certain fiscal quarters of 2011. As a result of negotiations with our lenders, we entered into a waiver and fourth amendment to the Securities Purchase Agreement which resulted in our previously existing maximum senior leverage ratios (expressed as the principal amount of Senior Notes over our Adjusted EBITDA (as defined in our lender agreements and also set forth below) measured on a trailing, four-quarter basis) of 11.25, 11.0 and 10.0 times for the first three quarters of 2011 being replaced by a covenant waiver for the first quarter and minimum last twelve months (“LTM”) EBITDA thresholds of $4,000 and $7,000, respectively, for the second and third quarters of 2011. Debt leverage covenants for the last quarter of 2011 and the first two quarters in 2012 (the Senior Notes mature on October 15, 2012) remain unchanged. The quarterly debt leverage covenants that appear in the Credit Agreement (governing the Senior Credit Facility) were also amended to reflect a change to minimum LTM EBITDA thresholds and maintain the additional 15% cushion that exists between the debt leverage covenants applicable to the Senior Credit Facility and the corresponding covenants applicable to the Senior Notes. By way of example, the minimum LTM EBITDA thresholds of $4,000 and $7,000 for the second and third quarters of 2011 in the Securities Purchase Agreement (applicable to the Senior Notes) are $3,400 and $5,950, respectively, in the Credit Agreement (governing the Senior Credit Facility). In connection with this amendment, Gores agreed to fully subordinate the Senior Notes it holds (approximately $10,222 which is listed under “due to Gores”) to the Senior Notes held by the non-Gores holders, including in connection with any future pay down of Senior Notes from the proceeds of any asset sale, a 5% leverage fee will be imposed effective October 1, 2011 and we agreed to report the status of any merger and acquisition discussions/activity on a bi-weekly basis. Notwithstanding the foregoing, if at any time, we provide satisfactory documentation to our lenders that our debt leverage ratio for any LTM period complies with the following debt covenant levels for the five quarters beginning on June 30, 2011: 5.00, 5.00, 4.50, 3.50 and 3.50, and provided more than 50% of the outstanding amount of non-Gores Senior Notes (i.e., Senior Notes held by the non-Gores holders) shall have been repaid as of such date, then the 5% leverage fee would be eliminated on a prospective basis. The foregoing levels represent the same covenant levels set forth in the Second Amendment to the Securities Purchase Agreement entered into on March 30, 2010, except that the debt covenant level for June 30, 2011 was 5.50 in the Second Amendment. As part of the waiver and fourth amendment, we agreed we would need to comply with a 5.00 covenant level on June 30, 2011, on an LTM basis, for the 5% leverage fee to be eliminated. The 5% leverage fee will be equal to 5% of the Senior Notes outstanding for the period beginning October 1, 2011, and shall accrue on a daily basis from such date until the fee amount is paid in full. The fee shall be payable on the earlier of July 15, 2012 or the date on which the Senior Notes are paid. Accrued and unpaid leverage fee amounts shall be added to the principal amount of the Senior Notes at the end of each calendar quarter (as is the case with PIK interest on the Senior Notes which accretes to the principal amount on a quarterly basis).

If our operating results continue to decline or we do not meet our minimum Adjusted EBITDA thresholds, and we are unable to obtain a waiver to increase our indebtedness and/or successfully raise funds through an issuance of equity, we would lack sufficient liquidity to operate our business in the ordinary course, which would have a material adverse effect on our business, financial condition and results of operations. If we were then unable to meet our debt service and repayment obligations under the Senior Notes or the Senior Credit Facility, we would be in default under the terms of the agreements governing our debt, which if uncured, would allow our creditors at that time to declare all outstanding indebtedness to be due and payable and materially effect our financial condition and liquidity.

Our Senior Credit Facility and Senior Notes mature on October 15, 2012 and if we are unable to refinance or otherwise repay such indebtedness there would be a material and adverse effect on our business continuity and our financial condition.

As described in more detail under Note 3 - Discontinued Operations, in connection with the Metro Sale Transaction, we further amended the terms of our Securities Purchase Agreement and the Credit Agreement, principally to provide for the consent of the lenders to the sale of the Metro Sale Transaction and the release of the liens on the assets sold in the sale. As part of these amendments, our then senior debt leverage covenant was eliminated from both the Securities Purchase Agreement and the Credit Agreement and we paid off all of the Senior Notes held by non-Gores holders from the proceeds of the Metro Sale Transaction. Also as a result of these amendments, certain, but not all, of our non-financial covenants were eliminated or modified. Non-financial covenants that remain in place and apply for purposes of the Senior Notes held by Gores include limitations on non-accretive mergers or acquisitions, limitations on issuing senior debt, limitations on liens, making certain restricted payments and limitations on the sale of assets, except as expressly permitted by the terms of the credit agreements. After the Metro Sale Transaction, on May 11, 2011, we entered into a sixth amendment to our Securities Purchase Agreement for the sole purpose of incorporating an inadvertent omission from the fifth amendment and eliminated the minimum LTM EBITDA thresholds applicable to the second and third quarters of 2011 that were negotiated with the non-Gores noteholders prior to the paydown of 100 percent of their Senior Notes as part of the Metro Sale Transaction.

In addition, cash flow from operations is a principal source of funds. We have experienced significant operating losses since 2005 as a result of increased competition in our local and regional markets, reductions in national audience levels, and reductions in our local and regional sales force and more recently which has in the past been negatively affected by lower commercial clearance, a decline in our sales force and reductions in national audience levels across the industry and locally at our affiliated stations, and more recently by higher programming fees and station compensation costs. Also, in 2010 and 2009 our operating income has been affected by the economic downturn in the United States and reduction in the overall advertising market. As described in more detail above, as a result of our waiver and fourth amendment to our debt agreements entered into on April 12, 2011 and based on our 2011 projections, which we believe use reasonable assumptions regarding the current economic environment, we estimate that cash flows from operations will be sufficient to fund our cash requirements, including scheduled interest and required principal payments on our outstanding indebtedness, projected working capital needs, and provide us sufficient Adjusted EBITDA (as defined in our lender agreements) to comply with our amended debt covenants for at least the next 12 months.

If our operating income continues to decline, we cannot provide assurances that there will be sufficient liquidity available to us to invest in our business or Adjusted EBITDA to comply with our amended debt covenants.
Refinancing

On April 23, 2009, we completed a refinancing of substantially all of our outstanding long-term indebtedness (approximately $241,000 in principal amount) and a recapitalization of our equity (the “Refinancing”). As part of the Refinancing we entered into a Purchase Agreement (the “Purchase Agreement”) with Gores Radio Holdings, LLC (currently our ultimate parent) (together with certain related entities “Gores”). In exchange for the then outstanding shares of Series A Preferred Stock held by Gores, we issued 75 shares of 7.50% Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”). In addition Gores purchased 25 shares of 8.0% Series B Convertible Preferred Stock (the “Series B Preferred Stock” and together with the Series A-1 Preferred Stock, the “Preferred Stock”), for an aggregate purchase price of $25,000.

Additionally and simultaneously, we entered into a Securities Purchase Agreement (“Securities Purchase Agreement”) with: (1) holders of our then outstanding senior notes (“Old Notes”) both series of which were issued under the Note Purchase Agreement, dated as of December 3, 2002 and (2) lenders under the Credit Agreement, dated as of March 3, 2004 (the “Old Credit Agreement”). Gores purchased at a discount approximately $22,600 in principal amount of our then existing debt held by debt holders who did not wish to participate in the Senior Notes, which upon completion of the Refinancing was exchanged for $10,797 of the Senior Notes. We also entered into a senior credit facility pursuant to which we have a $15,000 revolving credit facility on a senior unsecured basis and a $20,000 unsecured non-amortizing term loan (collectively, the “Senior Credit Facility”), which obligations are subordinated to the Senior Notes. Gores also agreed to guarantee our Senior Credit Facility and payments due to the NFL for the license and broadcast rights to certain NFL games and NFL-related programming through the 2010-11 season. Gores holds $10,222 (including paid in kind interest (“PIK”)) of the Senior Notes shown in the line item Due to Gores on our balance sheet. Pursuant to the Securities Purchase Agreement, in consideration for releasing all of their respective claims under the Old Notes and the Old Credit Agreement, the participating debt holders collectively received in exchange for their outstanding debt: (1) $117,500 of new senior secured notes maturing October 15, 2012 (the “Senior Notes”); (2) 34,962 shares of Series B Preferred Stock, and (3) a one-time cash payment of $25,000.

At the time of the Refinancing, Gores acquired approximately 75.1% of our then outstanding equity (in preferred and common stock) and our then existing lenders acquired approximately 22.7% of our then outstanding equity (in preferred and common stock). We have considered the ownership held by Gores and our existing debt holders as a collaborative group in accordance with the authoritative guidance. As a result, we have followed the acquisition method of accounting, as required by the authoritative guidance, and have applied the Securities and Exchange Commission (“SEC”) rules and guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the Refinancing reflect the historical accounting basis in our assets and liabilities and are labeled Predecessor Company, while such records subsequent to the Refinancing are labeled Successor Company and reflect the push down basis of accounting for the new fair values in our financial statements. This is presented in our consolidated financial statements by a vertical black line division which appears between the columns entitled Predecessor Company and Successor Company on the statements and relevant notes. The black line signifies that the amounts shown for the periods prior to and subsequent to the Refinancing are not comparable.
Based on the complex structure of the Refinancing, a valuation was performed to determine the acquisition price using the Income Approach employing a Discounted Cash Flow (“DCF”) methodology. The DCF method explicitly recognizes that the value of a business enterprise is equal to the present value of the cash flows that are expected to be available for distribution to the equity and/or debt holders of a company. In the valuation of a business enterprise, indications of value are developed by discounting future net cash flows available for distribution to their present worth at a rate that reflects both the current return requirements of the market and the risk inherent in the specific investment.
We used a multi-year DCF model to derive a Total Invested Capital value which was adjusted for cash, non-operating assets and any negative net working capital to calculate a Business Enterprise Value which was then used to value our equity. In connection with the Income Approach portion of this exercise, we made the following assumptions: (1) the discount rate was based on an average of a range of scenarios with rates between 15% and 16%; (2) management's estimates of future performance of our operations; and (3) a terminal growth rate of 2%. The discount rate and market growth rate reflect the risks associated with the general economic pressure impacting both the economy in general and more specifically and substantially the advertising industry. All costs and professional fees incurred as part of the Refinancing costs totaling $13,895 have been expensed as special charges in 2009 ($12,699 on and prior to April 23, 2009 for the Predecessor Company and $1,196 on and after April 24, 2009 for the Successor Company).

The allocation of the Business Enterprise Value for all accounts at April 24, 2009 was as follows:

	Continuing Operations	Discontinued Operations	Total
Current assets	$59,440	$45,201	$104,641
Goodwill	25,060	61,354	86,414
Intangibles	33,630	83,280	116,910
Property and equipment	22,108	14,162	36,270
Other assets	3,358	18,555	21,913
Current liabilities	61,294	19,866	81,160
Deferred income taxes	57,879	20,000	77,879
Due to Gores	10,797	—	10,797
Other liabilities	7,362	3,096	10,458
Long-term debt	106,703	—	106,703
Total Business Enterprise Value	$(100,439)	$179,590	$79,151

On March 31, 2010, we recorded an adjustment to increase the discontinued operations goodwill related to a correction of our current liabilities as of April 24, 2009. This under accrual of liabilities of $428 was related to the purchase in cash of television advertising airtime that occurred in the Predecessor Company prior to April 24, 2009.

We recorded an adjustment to goodwill in December 2009 related to a correction of our liabilities for uncertain tax provisions for $3,165 as of April 23, 2009. In the 23-day period ended April 23, 2009, we recorded a charge to special charges for insurance expense of $261 which should have been capitalized and expensed through April 30, 2010. The appropriate adjustments, including a reduction to our opening balance of goodwill of $261 at April 24, 2009, were recorded in the period from April 24, 2009 to December 31, 2009. For these adjustments $852 was recorded to goodwill and $2,052 was recorded to non-current assets discontinued operations.

On July 9, 2009, Gores converted 3.5 shares of Series A-1 Convertible Preferred Stock into 103,513 shares of common stock (without taking into account the 200 for 1 reverse stock split that occurred on August 3, 2009 as described in more detail below). Pursuant to the terms of our Certificate of Incorporation, the 292 outstanding shares of our Class B common stock were automatically converted into 292 shares of common stock (without taking into account the 200 for 1 reverse stock split that occurred on August 3, 2009 as described in more detail below) because as a result of such conversion by Gores the voting power of the Class B common stock, as a group, fell below ten percent (10%) of the aggregate voting power of issued and outstanding shares of common stock and Class B common stock.
On August 3, 2009, we held a special meeting of our stockholders to consider and vote upon, among other proposals, amending our Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 300,000 to 5,000,000 and to amend the Certificate of Incorporation to effect a 200 for 1 reverse stock split of our outstanding common stock (the “Charter Amendments”). On August 3, 2009, the stockholders approved the Charter Amendments, which resulted in the automatic conversion of all shares of preferred stock into common stock and the cancellation of warrants to purchase 50 shares of common stock issued to Gores as part of their investment in our Series A Preferred Stock. There are no longer any issued and outstanding warrants to purchase our common stock or any shares of our capital stock that have any preference over the common stock with respect to voting, liquidation, dividends or otherwise. Under the Charter Amendments, each of the newly authorized shares of common stock has the same rights and privileges as previously authorized common stock. Adoption of the Charter Amendments did not affect the rights of the holders of our currently outstanding common stock nor did it change the par value of the common stock.

The following unaudited pro forma financial summary for the years ended December 31, 2009 and 2008 gives effect to the Refinancing and the resultant acquisition accounting. The pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the Refinancing been completed on the applicable dates of the pro forma financial information.

	Unaudited Pro Forma
	Year ended December 31,
	2009	2008
Revenue	$183,847	$209,532
Net loss	(78,177)	(466,010)

Financial Statement Presentation

The preparation of our financial statements in conformity with the authoritative guidance of the Financial Accounting Standards Board (“FASB”) for generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates and judgments including those related to allowances for doubtful accounts, useful lives of property, plant and equipment, goodwill and intangible assets and the valuation of such, barter inventory, fair value of stock options granted, forfeiture rate of equity based compensation grants, income taxes and valuation allowances on such and other contingencies. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable in the circumstances. Actual results may differ from those estimates under different assumptions or conditions.

Principles of Consolidation

The consolidated financial statements include the accounts of all majority and wholly-owned subsidiaries. All significant intercompany accounts, transactions and balances have been eliminated in consolidation.

Segment Information

Prior to April 29, 2011, we operated as two segments, Network Radio and Metro Traffic. As noted below in Note 3 - Discontinued Operations, we completed the Metro Traffic Sale effective April 29, 2011; therefore, it is no longer included in continuing operations, and accordingly we operate as one segment. We have classified the Metro Traffic operating results, including the gain on the Metro Sale Transaction, as discontinued operations in the consolidated statement of operations and consolidated balance sheet for all periods presented.

Revenue Recognition

Revenue is recognized when earned, which occurs at the time commercial advertisements are broadcast. Payments received in advance are deferred until earned and such amounts are included as a component of deferred revenue in the accompanying Consolidated Balance Sheet.

We consider matters such as credit and inventory risks, among others, in assessing arrangements with our programming and distribution partners. In those circumstances where we function as the principal in the transaction, the revenue and associated operating costs are presented on a gross basis in the Consolidated Statement of Operations. In those circumstances where we function as an agent or sales representative, our effective commission is presented within revenue with no corresponding operating expenses.

Barter transactions represent the exchange of commercial announcements for programming rights, merchandise or services. These transactions are recorded at the fair market value of the commercial announcements relinquished, or the fair value of the merchandise and services received. A wide range of factors could materially affect the fair market value of commercial airtime sold in future periods, which would require us to increase or decrease the amount of assets and liabilities and related revenue and expenses recorded from prospective barter transactions.

Revenue is recognized on barter transactions when the advertisements are broadcast. Expenses are recorded when the merchandise or service is utilized.

Equity-Based Compensation

We have equity-based compensation plans, which provide for the grant of stock options, restricted stock and restricted stock units. We recognize the cost of the equity-based awards following accepted authoritative guidance and use the estimated fair value of the awards on the date of grant over their requisite service period. We used the Black-Scholes-Merton option-pricing model to determine the fair value of stock options awards.

Depreciation

Depreciation is computed using the straight line method over the estimated useful lives of the assets, as follows:

Buildings	30 years

Leasehold improvements	Shorter of economic life or lease term

Recording, broadcasting and studio equipment	3 - 10 years

Furniture, computers, equipment and other	3 - 10 years

Cash Equivalents

We consider all highly liquid instruments purchased with a maturity of less than three months to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of these instruments.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses which may result from the inability of our customers to make required payments. We base our allowance on the likelihood of recoverability of accounts receivable by aging category, based on past experience and taking into account current collection trends that are expected to continue. If economic or specific industry trends worsen beyond our estimates, we would be required to increase our allowance for doubtful accounts. Alternatively, if trends improve beyond our estimates, we would be required to decrease our allowance for doubtful accounts. Our estimates are reviewed periodically, and adjustments are reflected through bad debt expense in the period they become known. Changes in our bad debt experience can materially affect our results of operations. Our allowance for bad debts requires us to consider anticipated collection trends and requires a high degree of judgment. In addition, our results in any reporting period could be impacted by relatively few but significant bad debts.

Program Rights

Program rights are stated at the lower of cost, less accumulated amortization, or net realizable value. Program rights and the related liabilities are recorded when the license period begins and the program is available for use, and are charged to expense when the event is broadcast.

Goodwill

Goodwill represents the excess purchase price of an acquisition over the fair values of the net tangible assets and identifiable intangible assets acquired. We test the carrying value of goodwill for impairment at a reporting unit level which is the same as our operating segment, using a two-step approach, at least annually as of December 31 of each year, or more frequently whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. In the first step, the fair value of each reporting unit is determined. If the fair value of a reporting unit is less than its carrying value, this is an indicator that the goodwill assigned to that reporting unit may be impaired. In this case, the second step is to allocate the fair value of the reporting unit to the assets and liabilities of the reporting unit as if it had just been acquired in a business combination, and as if the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. The implied fair value of the reporting unit's goodwill is then compared to the actual carrying value of goodwill. If the implied fair value is less than the carrying value, we would be required to recognize an impairment loss for that excess.

In order to estimate the fair values of assets and liabilities a company may use various methods including discounted cash flows, excess earnings, profit split and income methods. Utilization of any of these methods requires that a company make important assumptions and judgments about future operating results, cash flows, discount rates, and the probability of various scenarios, as well as the proportional contribution of various assets to results and other judgmental allocations. We determined that using the discounted cash flow model in its entirety to be the best evaluation of the fair value of our two reporting units.
For the year ended December 31, 2008, we determined our goodwill was impaired by $126,423. See Note 6 - Goodwill for additional information regarding the determination of goodwill impairment.

Intangible Assets

Intangible assets subject to amortization primarily consist of affiliation agreements that were acquired in prior years. Such affiliate contracts, when aggregated, create a nationwide audience that is sold to national advertisers. Upon acquisition, identifiable intangible assets are recorded at fair value. The method of amortizing the intangible asset values reflects, based upon our historical experience, an accelerated rate of attrition in the affiliate base over the expected life of the affiliate relationships. Accordingly, we amortized the value assigned to affiliate agreements on an accelerated basis (periods ranging from 4 to 20 years with a weighted-average amortization period of approximately 8 years) consistent with the pattern of cash flows which are expected to be derived.

Impairment of Long-Lived Assets

We evaluate long-lived assets, including identifiable intangible assets with finite lives, whenever a triggering event occurs or changes in circumstances indicate that the carrying amounts of the lowest level of asset grouping for which identifiable cash flows are independent of other assets may not be recoverable. The initial test for impairment compares the asset carrying amounts with the sum of undiscounted cash flows, the individual assets are impaired proportionately limited to their respective estimated fair values. To determine whether an indefinite lived intangible impairment exists, the carrying value of the asset is compared with its fair value. An impairment loss would be recognized to the extent that the respective carrying value exceeds its fair value. Fair value estimates are based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including discounted value of estimated future cash flows, market multiples or appraised valuations.

Income Taxes

We use the asset and liability method of financial accounting and reporting for income taxes. Deferred income taxes reflect the tax impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. We classified interest expense and penalties related to unrecognized tax benefits as income tax expense. With respect to our deferred tax assets, we assess the need for a valuation allowance at each reporting period.

The authoritative guidance clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with this interpretation is a two-step process. The first step is recognition, in which the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement. A tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of the liability to recognize in the financial statements.

Earnings per Share

Basic earnings, or loss, per share is based on the weighted average number of shares of common stock outstanding during each year. Diluted earnings per share are based on the weighted average number of shares of common stock and dilutive securities outstanding during each year. See Note 2 - Earnings Per Share.

Financial Instruments

We may use derivative financial instruments (fixed-to-floating interest rate swap agreements) for the purpose of hedging specific exposures and hold all derivatives for purposes other than trading. All derivative financial instruments held reduce the risk of the underlying hedged item and are designated at inception as hedges with respect to the underlying hedged item. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset, liability or a firm commitment. Derivative contracts are entered into with major creditworthy institutions to minimize the risk of credit loss and are structured to be 100% effective. In 2007, we had designated the interest rate swap agreements as a fair value hedge. In December 2008, we terminated the remaining interest rate swap agreements, resulting in cash proceeds of $2,150, which has been classified as a financing cash inflow in our Statement of Cash Flows. The resulting gain of $2,150 from the termination of the derivative contracts was amortized in the Predecessor Company through April 23, 2009.

As part of the amendments to the debt agreements dated August 17, 2010, Gores committed to purchase $10,000 of our common stock on or prior to February 28, 2011. This commitment contained embedded features that have the characteristics of a derivative that is settled in our common stock. Accordingly, pursuant to authoritative guidance, we determined the fair value of the derivative by applying the Black-Scholes model using the Monte Carlo simulation to estimate the price of our common stock on the derivative's expiration date. We estimated the expected volatility of the derivative by using a trailing 30-day weighted average of our common stock's closing share price for the 30 consecutive days ending on the tenth day immediately preceding the date of the stock purchase (the purchase price at which the common stock would be purchased under the Gores agreement). For additional details see Note 9 - Debt and Note 20 - Subsequent Event.

We did not hold derivative financial instruments at any time during the periods ending April 23, 2009 and December 31, 2009.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 revises two disclosure requirements concerning fair value measurements and clarifies two others. It requires separate presentation of significant transfers into and out of Levels 1 and 2 of the fair value hierarchy and disclosure of the reasons for such transfers. It also requires the presentation of purchases, sales, issuances and settlements within Level 3 of the fair value hierarchy on a gross basis rather than a net basis. The amendments also clarify that disclosures should be disaggregated by class of asset or liability and that disclosures about inputs and valuation techniques should be provided for both recurring and non-recurring fair value measurements. Our disclosures about fair value measurements are presented in Note 10 - Fair Value Measurements. These new disclosure requirements are effective for the period ending September 30, 2010, except for the requirement concerning gross presentation of Level 3 activity, which is effective for fiscal years beginning after December 15, 2010. Our adoption of the new guidance did not have a material impact on our consolidated financial position or results of operations.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (a consensus of the FASB Emerging Issues Task Force) (“ASU 2010-29”). ASU 2010-29 changes the disclosures of supplementary pro forma information for business combinations. The new standard clarifies that if a public entity completes a business combination and presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures under ASC Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective for business combinations with acquisition dates on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, with early adoption permitted. Our adoption of the new guidance did not have a material impact on our consolidated financial position or results of operations.

Reclassifications and Revisions

For the year ended December 31, 2009, we understated our income tax receivable asset due to an error in how the deductibility of certain costs for the twelve months ended December 31, 2009 was determined. This resulted in an additional income tax benefit of $650 recorded in the three months ended March 31, 2010 and the twelve months ended December 31, 2010, that should have been recorded in the successor period ended December 31, 2009. We overstated accounts receivable at December 31, 2009 by $250 in connection with our failure to record a billing adjustment as a result of a renegotiated customer contract and understated accrued expenses for certain general and administrative costs incurred by $278 at December 31, 2009. We also understated accrued liabilities at December 31, 2009 by $375 in connection with our failure to record an employment claim settlement related to an employee termination that occurred prior to 2008, but which was probable and estimable as of December 31, 2009. For the year ended December 31, 2009, we understated our current liabilities of discontinued operations for audience deficiency units in error by $919 in connection with recording loss from discontinued operations, which was understated in that period. The Company increased loss from discontinued operations by $919 during 2010 to correct the current liabilities of discontinued operations balance as of December 31, 2010. We have determined that the impact of these adjustments recorded in the first quarter of fiscal 2010 were immaterial to our results of operations in all applicable prior interim and annual periods. As a result, we have not restated any prior period amounts.

We also understated accrued liabilities at December 31, 2009 by $218 in connection with our payroll, but which was probable and estimable as of December 31, 2008. We have determined that the impact of this adjustment recorded in the third quarter of fiscal 2010 was immaterial to our results of operations in all applicable prior interim and annual periods. As a result, we have not restated any prior period amounts.

Finally, we understated our program and operating liabilities by $428 in the predecessor period ended April 23, 2009 and have adjusted our opening balance sheet and goodwill accordingly. We have determined that the impact of this adjustment recorded in the first quarter of 2010 was immaterial to our results of operations in all applicable prior interim and annual periods. As a result, we have not restated any prior period amounts.

For the nine months ended September 30, 2009 and the years ended December 31, 2008 and 2007, we understated liabilities in error related to uncertain income tax exposures arising in the respective periods. These additional income tax exposures related primarily to deductions taken in state filings for which it is more likely than not that those deductions would not be sustained on their technical merits. The amounts of additional tax expense that should have been recorded were $82 in the successor period (April 24 to December 31, 2009), $68 in the predecessor period (January 1 to April 23, 2009), $1,442 in 2008 and $410 in 2007. In addition in 2007, $1,245 should have been recorded to retained deficit upon adoption of the authoritative guidance on uncertain tax positions. Such charges totaling $3,247 were recorded in the fourth quarter of 2009 as an increase to income tax expense of $82, and an adjustment to the opening goodwill of $1,113 and $2,052 to non-current assets discontinued operations in the Successor Company at April 24, 2009. We have determined that the impact of these adjustments recorded in the fourth quarter of 2009 were immaterial to our results of operations in all applicable prior interim and annual periods. As a result, we have not restated any prior period amounts.

On August 3, 2009 at a special meeting of our stockholders, we effected a 200 for 1 reverse stock split of our common stock. This reverse stock split has been reflected in share data and earnings per share data contained herein for all periods presented, unless otherwise indicated. The par value of the common stock was not affected by the reverse stock split and remains at $0.01 per share.

Certain reclassifications to our previously reported financial information have been made to the financial information that appears in this report to conform to the current period presentation.

Note 2 - Earnings Per Share

Prior to the Refinancing, we had outstanding two classes of common stock (common stock and Class B stock) and a class of preferred stock (7.5% Series A Convertible Preferred Stock, referred to herein as the “Series A Preferred Stock”). Both the Class B stock and the Series A Preferred Stock were convertible into common stock. To the extent declared by our Board of Directors (the “Board”), the common stock was entitled to cash dividends of at least ten percent higher than those declared and paid on our Class B stock, and the Series A Preferred Stock was also entitled to receive such dividends on an as-converted basis if and when declared by the Board.

As part of the Refinancing, we issued Series A-1 Preferred Stock and Series B Preferred Stock. To the extent declared by our Board, the Series A-1 Preferred Stock and Series B Preferred Stock were also entitled to receive such dividends on an as-converted basis. The Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock are considered “participating securities” requiring use of the “two-class” method for the computation of basic net income (loss) per share. Losses were not allocated to the Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock in the computation of basic earnings per share (“EPS”) as the Series A Preferred Stock, Series A-1 Preferred Stock and the Series B Preferred Stock were not obligated to share in losses. Diluted earnings per share are computed using the “if-converted” method.

Basic EPS excludes the effect of common stock equivalents and is computed using the “two-class” computation method, which divides the sum of distributed earnings to common and Class B stockholders and undistributed earnings allocated to common stockholders and preferred stockholders on a pro rata basis, after Series A Preferred Stock dividends, by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the potential dilution that could result if securities or other contracts to issue common stock were exercised or converted into common stock. Diluted earnings per share assumes the exercise of stock options using the treasury stock method and the conversion of Class B stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock using the “if-converted” method.

Common equivalent shares are excluded in periods in which they are anti-dilutive. Options, restricted stock, restricted stock units (“RSUs”), warrants (see Note 12 - Equity-Based Compensation) and Series A Preferred Stock were excluded from the Predecessor Company calculations of diluted earnings per share because the conversion price, combined exercise price, unamortized fair value and excess tax benefits were greater than the average market price of our common stock for the periods presented. Options, restricted stock, RSUs, warrants, Series A-1 Preferred Stock and Series B Preferred Stock were excluded from the Successor Company calculations of diluted earnings per share because the conversion price, combined exercise price, unamortized fair value and excess tax benefits were greater than the average market price of our common stock for the periods presented. EPS calculations for all periods reflect the effects of the 200 for 1 reverse stock split.

The conversion of preferred stock that occurred on August 3, 2009 increased the number of shares of common stock issued and outstanding from 206,263 to 4,062,466 on a pre-split basis, which was reduced to 20,312 shares after the 200 for 1 reverse stock split. While such technically resulted in substantial dilution to our common stockholders, the ownership interest of each of our common stockholders did not change substantially after the conversion of the Preferred Stock into common stock as the Preferred Stock that was issued on April 23, 2009 when our Refinancing closed from the time of its issuance participated on an as-converted basis with respect to voting, dividends and other economic rights as the common stock. Effective August 3, 2009, when the Charter Amendments were approved, the warrants issued to Gores on June 19, 2008 were cancelled.

In connection with the Refinancing and the issuance of the preferred shares, we had determined that the preferred shares contained a beneficial conversion feature (“BCF”) that was partially contingent. The BCF was measured as the spread between the effective conversion price and the market price of common stock on the commitment date and then multiplying this spread by the number of conversion shares, as adjusted for the contingent shares. A portion of the BCF had been recognized at issuance and was being amortized using the effective yield method over the period until conversion. The total BCF, which was limited to the carrying value of the preferred stock, was $76,887, prior to conversion and upon conversion resulted in, among other effects, a deemed dividend that was included in the earnings per share calculation.

	Earnings Per Share
	Successor Company		Predecessor Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Net loss from continuing operations	$(14,193)	$(3,550)	$(15,205)	$(122,929)
Loss from discontinued operations, net of income tax	(17,064)	(60,050)	(3,756)	(304,634)
Net loss	(31,257)	(63,600)	(18,961)	(427,563)
Less: Accumulated Preferred Stock dividends	—	(81,548)	(3,076)	(3,081)
Undistributed losses	$(31,257)	$(145,148)	$(22,037)	$(430,644)

Earnings -- Common stock
Basic
Undistributed (losses) allocated to Common stockholders	$(31,257)	$(145,148)	$(22,037)	$(430,644)
Total (losses) -- Common stock, basic	$(31,257)	$(145,148)	$(22,037)	$(430,644)

Diluted
Undistributed (losses) allocated to Common stockholders	$(31,257)	$(145,148)	$(22,037)	$(430,644)
Total (losses) -- Common stock, diluted	$(31,257)	$(145,148)	$(22,037)	$(430,644)

Weighted average Common shares outstanding, basic	20,833	12,351	505	490
Weighted average Common shares outstanding, diluted	20,833	12,351	505	490

Loss per Common share, basic
Undistributed (losses) - basic	$(1.50)	$(11.75)	$(43.64)	$(878.73)
Total	$(1.50)	$(11.75)	$(43.64)	$(878.73)

Loss per Common share, diluted
Undistributed (losses) -- diluted	$(1.50)	$(11.75)	$(43.64)	$(878.73)
Total	$(1.50)	$(11.75)	$(43.64)	$(878.73)

Loss per share -- Class B Stock
Total loss -- Class B Stock, basic		$—	$—	$—

Total loss - Class B Stock, diluted		$—	$—	$—

Weighted average Class B shares outstanding:
Basic		—	1	1
Diluted		—	1	1

Earnings per Class B share, basic		$—	$—	$—

Earnings per Class B share, diluted		$—	$—	$—

Note 3 - Discontinued Operations

On April 29, 2011, we entered into a Stock Purchase Agreement with Clear Channel, pursuant to which we sold all of the outstanding capital stock of our subsidiaries that collectively comprised our Metro Traffic business (referred to herein as the “Metro Sale Transaction”). Pursuant to the Stock Purchase Agreement, Clear Channel purchased the Metro Traffic business for $25,000 in cash, $5,000 of which was paid into an escrow account to satisfy certain liabilities that is recorded in prepaid and other assets and $750 of which was paid for the settlement of the Triangle litigation (see below). After the consummation of the Metro Sale Transaction, Metro (then owned by Clear Channel) paid to us and our affiliates, and satisfied in full, certain outstanding, pre-closing, inter-company obligations in the amount of $95,000. Generally, for a period of up to six months, the parties will provide to one another certain transition assistance, including with respect to personnel and office facilities. If Clear Channel's half of the certain liabilities noted above is less than $5,000, the difference between $5,000 and 50 percent of the expenses actually incurred by Clear Channel will result in those funds being released from escrow. The Metro Traffic business represented approximately 46% of our revenue for the year ended December 31, 2010. Net proceeds for the Metro Sale Transaction were $115,000 and the gain on the sale was $19,313. In accordance with the terms of the Stock Purchase Agreement, net proceeds of the Metro Sale Transaction will be adjusted based upon the actual net working capital of the Metro Traffic business as of April 28, 2011 compared to the target net working capital amount of $20,000. We have recorded an estimated net working capital adjustment in current liabilities from discontinued operations as of June 30, 2011.

In connection with the Metro Sale Transaction, we entered into separate agreements with our lenders to amend the terms of the Securities Purchase Agreement and the Credit Agreement, in each case, to (1) provide for the consent of the lenders to the Metro Sale Transaction and the release of the liens on the assets sold pursuant to the Stock Purchase Agreement for the Metro Sale Transaction and (2) make other amendments to the Securities Purchase Agreement in order to permit the Metro Sale Transaction thereunder. As part of these amendments, we paid off all of the Senior Notes held by non-Gores holders; accordingly, only the Senior Notes that are Due to Gores remain outstanding as of the date of this report. As part of the amendments, our debt leverage covenant was eliminated and we obtained increased flexibility to make new investments, enter into mergers and dispose of assets and incur additional subordinated debt. On May 11, 2011, we entered into a sixth amendment to our Securities Purchase Agreement for the sole purpose of incorporating an inadvertent omission from the fifth amendment, and eliminated the minimum LTM EBITDA thresholds previously applicable to the second and third quarters of 2011 that were negotiated with the non-Gores noteholders prior to the paydown of 100% of their Senior Notes as part of the Metro Sale Transaction. As described in more detail in Note 1 - Basis of Presentation above, certain non-financial covenants remain in place and are applicable to the Senior Notes held by Gores, which remain outstanding under the terms of the Securities Purchase Agreement.

As part of the second amendment to the Securities Purchase Agreement, we agreed to pay, on the maturity date (or any earlier date on which the Senior Notes become due and payable), to each holder of the Senior Notes a fee equal to 2% of the outstanding principal amount of the Senior Notes held by each noteholder as of such date (all such fees collectively, the “Senior Leverage Amendment Fee”). As a result of the fifth amendment to the Securities Purchase Agreement entered into on April 29, 2011, the Senior Leverage Amendment Fee is now due and payable on the earliest to occur of: (1) July 15, 2012, (2) the date on which the Senior Notes held by Gores are paid in full, surrendered or refinanced and (3) the date on which all of the collateral securing the Senior Notes is released. As described in Note 20 - Subsequent Events, the closing of the proposed merger with Verge (d/b/a Dial Global) would include the refinancing of the Senior Notes held by Gores (the only Senior Notes outstanding) and accordingly if such merger closes, the Senior Leverage Amendment Fee would be due and payable at such time. We may prepay the Senior Leverage Amendment Fee in full at any time prior to such date by paying to each holder of the Senior Notes an amount equal to the Senior Leverage Amendment Fee discounted from July 15, 2012 to the date of such prepayment at a 15% per annum discount rate.

Additionally, as part of the waiver and fourth amendment, the then holders of the Senior Notes and the Company agreed that a 5% leverage fee would be imposed effective October 1, 2011 unless: (1) our debt leverage ratio for any LTM period beginning on June 30, 2011 complied with one of the following debt leverage ratios applicable to the five quarters beginning on June 30, 2011: 5.00, 5.00, 4.50, 3.50 and 3.50 and (2) more than 50% of the outstanding amount of Senior Notes held by the non-Gores holders had been repaid as of such quarterly measurement date. If on September 30, 2011, we do not have a debt leverage ratio below the specified 5.00 level, we will commence accruing the 5% leverage fee on October 1, 2011. In such event, the 5% leverage fee will be equal to 5% of the Senior Notes outstanding for the period beginning October 1, 2011, and shall accrue on a daily basis from such date until the fee amount is paid in full. If the proposed merger with Verge (d/b/a Dial Global) closes in the fourth quarter, as we presently anticipate, the 5% leverage fee would be due for the portion of the fourth quarter prior to closing of the merger (because the fee would begin to accrue for the quarter on October 1, 2011 but cease when the Senior Notes were repaid). The 5% leverage fee would not be applicable at any time after the closing of the merger or for later quarters because in connection with the proposed merger, the Senior Notes presently held by Gores would be refinanced.

The Metro Traffic operations qualified for discontinued operations and accordingly all periods presented herein have been retrospectively revised. Additionally, all amounts affected by discontinued operations throughout these financial statements have been adjusted.

The results of the Metro Traffic operations that include an allocation of interest expense related to the debt repaid with proceeds from the Metro Sale Transaction are included in discontinued operations for all periods presented as follows:

	Successor Company		Predecessoe Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Revenue	$165,560	$109,009	$47,478	$194,884
Operating costs	155,205	99,185	46,112	161,312
Depreciation and amortization	12,300	15,346	1,479	6,120
Corporate general and administrative expenses	2,293	576	427	1,006
Goodwill and other intangible impairment(1)	—	50,501	—	303,703
Restructuring charges	2,630	3,469	2,919	3,510
Special charges	2,368	2,520	120	1,621
Total expenses	174,796	171,597	51,057	477,272
Operating loss	(9,236)	(62,588)	(3,579)	(282,388)
Interest expense	15,627	12,056	1,891	6,018
Other income(2)	—	—	(64)	(12,161)
Loss from discontinued operations before income tax	(24,863)	(74,644)	(5,406)	(276,245)
Income tax benefit from discontinued operations	(7,799)	(14,594)	(1,650)	28,389
Net loss from discontinued operations	$(17,064)	$(60,050)	$(3,756)	$(304,634)

(1)
In the period from April 24 to December 31, 2009, we determined that indefinite lived assets in our discontinued operations were impaired and recorded charges totaling $50,501, including $50,401 for goodwill impairment and $100 for trademarks in intangible assets. In 2008, we determined that the goodwill in our discontinued operations was impaired and recorded impairment charges totaling $303,703 ($145,490 in the second quarter and $158,213 in the fourth quarter).

(2)
During the year ended December 31, 2008, we sold marketable securities for total proceeds of approximately $12,741 and realized a gain of $12,420, which was included as a component of other expense (income) in discontinued operations.

The assets and liabilities of Metro Traffic presented in discontinued operations in the consolidated balance sheet as of December 31, 2010 and 2009 were as follows:

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Accounts receivable, net of allowance for doubtful accounts	$46,885	$42,902
Prepaid and other assets (1)	1,838	6,054
Total current assets discontinued operations	48,723	48,956
Property and equipment, net	13,545	15,287
Intangible assets, net	66,225	73,698
Goodwill	13,149	13,121
Other assets	237	143
Total non-current assets discontinued operations	93,156	$102,249
Total assets discontinued operations	$141,879	$151,205
LIABILITIES
Current liabilities:
Accounts payable	$11,950	$12,664
Deferred revenue	3,398	3,256
Accrued and other current liabilities (2)	17,009	13,457
Total current liabilities discontinued operations	32,357	29,377
Deferred tax liability	11,986	16,818
Other liabilities (3)	8,191	7,348
Total non-current liabilities discontinued operations	20,177	24,166
Total liabilities discontinued operations	$52,534	$53,543

(1)	As of June 30, 2011, current assets discontinued operations consist of deferred tax assets which were not assumed by Clear Channel.

(2)
As of June 30, 2011, current liabilities discontinued operations consist of estimated net working capital adjustment (as noted above), accrued transaction costs related to the Metro Sale Transaction and accrued liabilities related to closed facilities and certain other current liabilities related to the Metro Traffic segment, which were not assumed by Clear Channel.

(3)
As of June 30, 2011, non-current liabilities discontinued operations consist of unrecognized tax benefits and accrued non-current liabilities related to closed facilities related to the Metro Traffic segment, which were not assumed by Clear Channel.

Discontinued Operations - Acquisitions

On December 31, 2009, we closed the acquisition of Jaytu (d/b/a Sigalert), for which the purchase price allocation was primarily to software and technology assets. The purchase price was $2,500, which consisted of a cash payment of $1,250 and the issuance of 232,277 shares of our common stock valued at $5.38 per share (or approximately $1,250). For accounting purposes, the 232,277 shares of our common stock were recorded at a fair value of $1,045 (based on a per share price of $4.50). Under the purchase agreement, members of Jaytu could earn up to an additional $1,500 in cash upon the delivery and acceptance of certain traffic products in accordance with certain specifications mutually agreed upon by the parties, including commercial acceptance and/or first usage of the products by our discontinued operation's television affiliates. As of December 31, 2010, $1,063 of the potential additional payments of $1,500 had been earned and $250 had been paid to the members of Jaytu. The remaining $437 of these potential payments could still be earned by members of Jaytu in the future if the previously agreed specifications are met. The operations and assets of Jaytu (d/b/a Sigalert) are included in discontinued operations.

On December 22, 2008, we entered into a License and Services Agreement with TrafficLand which provides us with a three-year license to market and distribute TrafficLand services and products. Concurrent with the execution of the License Agreement, we entered into an option agreement with TrafficLand granting us the right to acquire 100% of the stock of TrafficLand pursuant to the terms of a merger agreement which the parties negotiated and placed in escrow. We ultimately chose not to exercise the option to purchase TrafficLand, and accordingly the Option Agreement and Merger Agreement were terminated. In early 2011, we paid $300 to maintain our exclusive license to market and distribute TrafficLand services and products through December 31, 2011.

Note 4 - Related Party Transactions

Gores Radio Holdings

We have a related party relationship with Gores, our ultimate parent company. In connection with our Refinancing, Gores created a holding company which owns approximately 76.4% of our equity, after giving effect to Gores' purchase of 769 shares of common stock for $5,000 on September 7, 2010 and purchase of 1,186 shares of common stock for $10,000 on February 28, 2011, (see Note 20 - Subsequent Event). Gores also holds $10,222 (including PIK interest) of our Senior Notes because it purchased debt from certain of our former debt holders who did not wish to participate in the issuance of the Senior Notes on April 23, 2009 in connection with our Refinancing. Such debt is classified as Due to Gores on our balance sheet.

We recorded fees related to consultancy and advisory services rendered by, and incurred on behalf of, Gores and Glendon Partners, an operating group affiliated with Gores, as follows:

	Successor Company		Predecessoe Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Gores and Glendon fees (1)	$994	$810	$984	$250
Reimbursement of legal fees	15	386	1,533	—
Reimbursement of letter-of-credit fees (2)	251	—	—	—
Interest on loan	1,575	1,225	—	—
	$2,835	$2,421	$2,517	$250

(1)
These fees consist of payments for professional services rendered by various members of Gores and Glendon to us in the areas of operational improvement, tax, finance, accounting, legal and insurance/risk management.

(2)	Reimbursement of a standby letter-of-credit fee incurred and paid by Gores in connection with its guarantee of the revolving credit facility with Wells Fargo, included in interest expense.

POP Radio

We also have a related party relationship, including a sales representation agreement, with our investee, POP Radio, L.P. (“POP Radio”). We recorded fees as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Program commission expense	$1,641	$913	$416	$2,050

CBS Radio

On March 3, 2008, we closed the new Master Agreement with CBS Radio, which documents a long-term distribution arrangement through March 31, 2017. As part of the new arrangement, CBS Radio agreed to broadcast certain of our local/regional and national commercial inventory through March 31, 2017 in exchange for certain programming and/or cash compensation. Additionally, the News Programming Agreement, the Technical Services Agreement and the Trademark License Agreement were amended and restated and extended through March 31, 2017. The previous Management Agreement and Representation Agreement were cancelled on March 3, 2008 and $16,300 of compensation previously paid to CBS Radio under those agreements was added to the maximum potential compensation CBS Radio affiliate stations could earn pursuant to their affiliations with us. In addition, all warrants previously granted to CBS Radio were cancelled on March 3, 2008.
Expenses incurred for the Representation Agreement and programming and affiliate arrangements are included as a component of operating costs in the accompanying Consolidated Statement of Operations. Expenses incurred for the Management Agreement (excluding warrant amortization) and amortization of the warrants granted to CBS Radio under the Management Agreement are included as a component of corporate general and administrative expenses and depreciation and amortization, respectively, in the accompanying Consolidated Statement of Operations. The expense incurred upon closing of the Master Agreement is included as a component of special charges in the accompanying Consolidated Statement of Operations. The description and amounts regarding related party transactions set forth in these consolidated financial statements and related notes, also reflect transactions between us and Viacom. Viacom is an affiliate of CBS Radio, as National Amusements, Inc. beneficially owns a majority of the voting power of all classes of common stock of each of CBS Corporation and Viacom. As a result of the Charter Amendments approved on August 3, 2009, CBS Radio, which previously owned approximately 15.8% of our common stock, now owns less than 1% of our common stock. As a result of this change in ownership and the fact that CBS Radio ceased to manage us in March 2008, we no longer consider CBS Radio to be a related party effective as of August 3, 2009 and are no longer recording payments to CBS as related party expenses or amounts due to related parties effective August 3, 2009.

We incurred the following expenses as a result of transactions with CBS Radio or its affiliates in the following periods for which CBS Radio was a related party:

	Successor Company	Predecessor Company
	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Programming and affiliate arrangements	$13,877	$20,884	$57,609
News agreement	3,623	4,107	—
Representation agreement	—	—	15,440
Management agreement (excluding warrant amortization)	—	—	610
Warrant amortization	—	—	1,618
Payment upon closing of Master Agreement	—	—	5,000
	$17,500	$24,991	$73,049

Summary of related party expense by expense category:

	Successor Company		Predecessoe Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Operating costs	$1,641	$18,413	$25,407	$75,099
Depreciation and amortization	—	—	—	1,618
Corporate, general and administrative	—	—	—	610
Special charges	1,009	1,196	2,517	5,250
Interest expense	1,826	1,225	—	—
	$4,476	$20,834	$27,924	$82,577

NOTE 5 — Property and Equipment
Property and equipment is recorded at cost and is summarized as follows:

	December 31, 2010	December 31, 2009
Land, buildings and improvements	$7,871	$7,293
Recording, broadcasting and studio equipment	16,049	15,922
Furniture, computers, equipment and other	6,248	754
	30,168	23,969
Less: Accumulated depreciation and amortization	6,666	2,991
Property and equipment, net	$23,502	$20,978

Depreciation expense is summarized as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Depreciation expense	$3,676	$2,991	$874	$2,580

On December 17, 2009, we entered into an agreement to sell our Culver City properties and lease back the properties over a ten-year term (with two five-year renewal options). Upon closing at December 31, 2009, we received proceeds of $6,998, incurred costs for commissions, fees and closing costs of $1,252 and placed $673 in escrow for a portion of the repairs to be conducted on the properties. We used $3,500 of these proceeds to pay down our Senior Notes on March 31, 2010, in accordance with the terms of the Waiver and First Amendment to the Securities Purchase Agreement entered into on October 14, 2009 by us and the noteholders party thereto. This transaction did not qualify as a sale for accounting purposes as certain third party guarantees included in the agreement are considered continuing involvement under accounting guidance. We currently expect the existence of our continuing involvement to remain for the entirety of the lease period. Under the terms of the building financing, the Company made rental payments in the first year of approximately $875, plus operating expense reimbursement, including a 2% management fee. Thereafter, base rental payments are subject to an annual increase equal to 3.5% in years 2 through 5 and the greater of 3.5% or the increase in the consumer price index in years 6 through 10. As part of the closing, we issued a letter of credit for $219 (the equivalent of three months base rent) in lieu of a security deposit under the lease. Pursuant to the terms of the lease, with limited exceptions, we will remain responsible for required repairs, replacements and improvements to the Culver City properties.

In 2001, we entered into a capital lease for satellite transponders totaling $6,723. The allocation of the Business Enterprise Value for the capital lease at April 24, 2009 was $7,355. Accumulated amortization related to the capital lease was $6,775 and $5,787 as of December 31, 2010 and 2009, respectively.

Note 6 - Goodwill

Goodwill represents the excess of cost over fair value of net assets of businesses acquired. In accordance with authoritative guidance, the value assigned to goodwill and indefinite lived intangible assets is not amortized to expense, but rather the estimated fair value of the reporting unit is compared to its carrying amount on at least an annual basis to determine if there is a potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the reporting unit goodwill and intangible assets is less than their carrying value. On an annual basis and upon the occurrence of certain events, we are required to perform impairment tests on our identified intangible assets with indefinite lives, including goodwill, and long-lived assets which testing could impact the value of our business.

As a result of the Refinancing, we have followed the acquisition method of accounting, as described by the authoritative guidance. Accordingly, we have revalued our assets and liabilities using our best estimate of current fair value which was calculated using the income approach and were based on our then most current forecast. The assumptions underlying our forecasted values were derived from our then best estimates including the industry's general forecast of the advertising market which assumed an improvement in the economy and in advertising market conditions in the later half of 2009. The majority of goodwill is not expected to be tax deductible. The increase in the value of goodwill was primarily attributable to deferred taxes associated with the fair value of our intangible assets (see Note 7 - Intangible Assets) and deferred taxes arising from the cancellation of our prior indebtedness. Our consolidated financial statements prior to the closing of the Refinancing reflect the historical accounting basis in our assets and liabilities and are labeled Predecessor Company, while the periods subsequent to the Refinancing are labeled Successor Company and reflect the push down basis of accounting for the fair values which were allocated to our segments based on the Business Enterprise Value of each.

Based on the complex structure of the Refinancing, a valuation was performed to determine the acquisition price using the Income Approach employing a Discounted Cash Flow (DCF) methodology. The DCF method explicitly recognizes that the value of a business enterprise is equal to the present value of the cash flows that are expected to be available for distribution to the equity and/or debt holders of a company. In the valuation of a business enterprise, indications of value are developed by discounting future net cash flows available for distribution to their present worth at a rate that reflects both the current return requirements of the market and the risk inherent in the specific investment.

As part of our annual impairment test of goodwill and indefinite lived intangible assets at December 31, 2010, we performed a Step 1 analysis by comparing our calculated fair value based on our forecast to our current carrying value of each of the reporting units. The results indicated a potential impairment of Network Radio and we performed a Step 2 analysis to compare the implied fair value of goodwill with the carrying value of goodwill. As a result of the Step 2 analysis we determined that goodwill was not impaired as of December 31, 2010. In connection with the Income Approach portion of the 2010 exercise, we made the following assumptions: (1) the discount rate used was 10%; (2) management's estimates of future performance of our operations; and (3) a terminal growth rate of 3%.

In 2009 in our discontinued operations, the Metro Traffic television upfronts (where advertisers purchase commercial airtime for the upcoming television season several months before the season begins), which in prior years concluded in the second quarter, were extended through August to complete the upfront advertising sales. During this period, advertisers were slow to commit to buying commercial airtime for the third quarter of 2009. We believed that the conclusion of the Metro Traffic television upfronts would help bring more clarity to both purchasers and sellers of advertising; however, once such upfronts concluded in August, it became increasingly evident from our quarterly bookings, backlog and pipeline data that the downturn in the economy was continuing and affecting advertising budgets and orders.

In 2009 in our discontinued operations, the Metro Traffic television upfronts (where advertisers purchase commercial airtime for the upcoming television season several months before the season begins), which in prior years concluded in the second quarter, were extended through August to complete the upfront advertising sales. During this period, advertisers were slow to commit to buying commercial airtime for the third quarter of 2009. We believed that the conclusion of the Metro Traffic television upfronts would help bring more clarity to both purchasers and sellers of advertising; however, once such upfronts concluded in August, it became increasingly evident from our quarterly bookings, backlog and pipeline data that the downturn in the economy was continuing and affecting advertising budgets and orders. The decrease in advertising budgets and orders is evidenced by its revenue decreasing to $78,474 in the third quarter of 2009 from $96,299 in the third quarter of 2008, which represents a decrease of approximately 18.5%. These conditions, namely the weak third quarter of 2009 and the likely continuation of the current economic conditions into the fourth quarter of 2009 and the immediate future, caused us to reduce our forecasted results for the remainder of 2009 and 2010. We believe these new forecasted results constituted a triggering event and therefore we conducted a goodwill impairment analysis. The new forecast would more likely than not reduce the fair value of one or more of our reporting units below its carrying value. Accordingly, we performed a Step 1 analysis in accordance with the authoritative guidance by comparing our recalculated fair value based on our new forecast to our current carrying value. The results did not indicate an impairment in our continuing operations. The results indicated an impairment in discontinued operations and we performed a Step 2 analysis to compare the implied fair value of goodwill for Metro Traffic with the carrying value of its goodwill. As a result of the Step 2 analysis we recorded a non-cash charge to discontinued operations of $50,401.

In 2009, we used a multi-year DCF model to derive a Total Invested Capital value which was adjusted for cash, non-operating assets and any negative net working capital to calculate a Business Enterprise Value which was then used to value our equity. In connection with the Income Approach portion of this exercise, we made the following assumptions: (1) the discount rate was based on an average of a range of scenarios with rates between 15% and 16%; (2) management's estimates of future performance of our operations; and (3) a terminal growth rate of 2%. The discount rate and market growth rate reflect the risks associated with the general economic pressure impacting both the economy in general and more specifically and substantially the advertising industry.

In 2008, we determined that our goodwill was impaired and recorded impairment charges totaling $126,423 ($60,563 in the second quarter and $65,860 in the fourth quarter). The remaining value of our goodwill at December 31, 2008 was $10,196. We also recorded goodwill impairment in discontinued operations of $303,703

In the fourth quarter 2008, in conjunction with the change to two reporting units, we determined that solely using the income approach was the best evaluation of the fair value of our two reporting units. In prior periods, we evaluated the fair value of our reporting unit based on a weighted average of the income approach (75% weight) and the quoted market price of our stock (25% weight). In using the income approach to test goodwill for impairment as of December 31, 2008, we made the following assumptions: (1) the discount rate was 14%; (2) market growth rates were based upon management's estimates of future performance and (3) terminal growth rates were in the 2% to 3% range. The discount rate reflects the volatility of our operating performance and our common stock. The market growth rates and operating performance estimates reflect the current general economic pressures impacting both the national and a number of local economies, and specifically, national and local advertising revenues in the markets in which our affiliates operate.

Earlier in 2008, as a result of a continued decline in our operating performance and stock price, caused in part by reduced valuation multiples in the radio industry, we determined a triggering event had occurred and as a result performed an interim test to determine if our goodwill was impaired at June 30, 2008. The interim test resulted in an impairment of goodwill and accordingly, we recorded a non-cash charge of $60,563. The goodwill impairment charge is substantially non-deductible for tax purposes. In connection with the income approach portion of the goodwill impairment test as of June 30, 2008, we used the following assumptions: (1) the discount rate was 12%; (2) market growth rates that were based upon management's estimates of future performance of our operations and (3) terminal growth rates were in the 2% to 3% range. The discount rate reflects the volatility of our operating performance and our common stock. The market growth rates and operating performance estimates used reflected the general economic pressures impacting both the national and a number of local economies, and specifically, national and local advertising revenues in the markets in which our affiliates operate as of June 30, 2008.

Determining the fair value of our reporting units requires our management to make a number of judgments about assumptions and estimates that are highly subjective and that are based on unobservable inputs. The actual results may differ from these assumptions and estimates; and it is possible that such differences could have a material impact on our financial statements.

As noted above, we are required to test our goodwill on an annual basis or whenever events or changes in circumstances indicate that these assets might be impaired. As a result, if the current economic trends continue and the credit and capital markets continue to be disrupted, it is possible that we may record further impairments in the future.

The changes in the carrying amount of goodwill for continuing operations for the years ended December 31, 2010 and 2009 are as follows:

Predecessor Company
Balance at January 1, 2008	$136,619
Goodwill impairment	(126,423)
Balance at December 31, 2008	10,196

Balance at April 23, 2009	$10,196

Successor Company
Balance at April 24, 2009	$25,060
Adjustment to opening balance (1)	852
Goodwill impairment	—
Balance at December 31, 2009	25,912
(116)
Balance at December 31, 2010	$25,796
Adjustment to opening balance (2)
Goodwill	$25,796
Accumulated impairment losses from April 24, 2009 to December 31, 2010	—
Balance at December 31, 2010	$25,796

(1)
We recorded an adjustment to goodwill in December 2009 related to our liability for uncertain tax positions $1,113 as of April 23, 2009. In the 23-day period ended April 23, 2009, we recorded a charge to special charges for insurance expense of $261, which should have been capitalized and expensed through April 30, 2010. The appropriate adjustments, including an adjustment to our opening balance of goodwill at April 24, 2009, were recorded in the period from April 24, 2009 to December 31, 2009.

(2)	On March 31, 2010, we recorded a prior period adjustment of $116 to decrease goodwill related to a correction of our current liabilities as of April 24, 2009.

NOTE 7 - Intangible Assets

As a result of the conditions described in Note 6 - Goodwill above, namely the weak third quarter of 2009 and the likely continuation of the economic conditions into the fourth quarter of 2009 and early 2010, in the third quarter of 2009, we reduced our forecasted results for the remainder of 2009 and 2010. We believed these new forecasted results constituted a triggering event and therefore we conducted an impairment analysis of our indefinite and definite lived intangible assets. A fair value appraisal, using the discounted cash flow method, was conducted on our discontinued operation's trademarks and an impairment of $100 was recorded for the reduction in the value of the Metro Traffic trademarks in non-current assets of discontinued operations.

In the third quarter of 2009, we failed to attain our forecast which constituted a trigger event under authoritative guidance. Based on a comparison of carrying values to undiscounted cash flows for our definite lived assets, we concluded there was no impairment on our definitive lived intangible assets.

Our annual impairment test of indefinite lived intangible assets at December 31, 2010 and 2009 indicated that there was no impairment when we compared the estimated fair value of these assets to our current carrying value.

In the fourth quarter of 2010, we failed to attain our forecast which constituted a trigger event under authoritative guidance. Based on a comparison of carrying values to undiscounted cash flows for our definite lived assets, we concluded there was no impairment on our definitive lived intangible assets.

Intangible assets by asset type and estimated life as of December 31, 2010 and 2009 are as follows:

		As of December 31, 2010			As of December 31, 2009
	Estimated Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Trademarks	Indefinite	$11,200	$—	$11,200	$11,200	$—	$11,200
Affiliate relationships	10 years	10,200	(1,721)	8,479	10,200	(701)	9,499
Software and technology	5 years	1,600	(604)	996	1,600	(280)	1,320
Client contracts	5 years	8,930	(3,343)	5,587	8,930	(1,363)	7,567
Insertion orders	9 months	—	—	—	1,700	(1,700)	—
		$31,930	$(5,668)	$26,262	$33,630	$(4,044)	$29,586

The changes in the carrying amount of intangible assets for the years ended December 31, 2010 and 2009 are as follows:

Predecessor Company

Network Radio
Balance at January 1, 2009	$2,660
Amortization	(231)
Balance at April 23, 2009	$2,429

Successor Company
Balance at April 24, 2009	$33,630
Amortization	(4,044)
Balance at December 31, 2009	29,586

Amortization	(3,324)
Balance at December 31, 2010	$26,262

Gross carrying value	$31,930
Accumulated amortization	(5,668)
Accumulated impairment losses	—
Balance at December 31, 2010	$26,262

Amortization expense related to intangible assets is summarized as follows:

	Successor Company		Predecessor Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008
Amortization expense	$3,324	$4,044	$231	$2,352

We estimate aggregate amortization expense for intangibles for fiscal year 2011, 2012, 2013, 2014 and 2015 will be approximately $3,324, $3,324, 2,959, $1,056 and $1,020, respectively.

Note 8 - Acquisitions and Investments

On October 28, 2005, we became a limited partner of POP Radio pursuant to the terms of a subscription agreement dated as of the same date. As part of the transaction, effective January 1, 2006, we became the exclusive sales representative of the majority of advertising on the POP Radio network for five years, until December 31, 2010, unless earlier terminated by the express terms of the sales representative agreement. This agreement was extended to December 31, 2011 on December 31, 2010. We hold a 20% limited partnership interest in POP Radio. No additional capital contributions are required by any of the limited partners. This investment is being accounted for under the equity method. The initial investment balance was de minimis, and our equity in earnings of POP Radio through December 31, 2010 was de minimis. Pursuant to the terms of a 2006 recapitalization, if and when one of the other partners elects to exercise warrants it received in connection with the transaction, our limited partnership interest in POP Radio will decrease from 20% to 6%. As of December 31, 2010, these warrants were outstanding.

Note 9 - Debt:

Our current financial condition has caused us to obtain waivers to the agreements governing our indebtedness and to institute certain cost saving measures. If our financial condition does not improve, we may need to take additional actions designed to respond to or improve our financial condition and we cannot assure you that any such actions would be successful in improving our financial position. As a result of our current financial position we have taken certain actions designed to respond to and improve our current financial position.

On April 23, 2009, we closed the Refinancing and entered into our Securities Purchase Agreement and a Senior Credit Facility. At the time of the Refinancing, the Senior Credit Facility included a $20,000 unsecured non-amortizing term loan and a $15,000 revolving credit facility that included a $2,000 letter of credit sub-facility, on a senior unsecured basis. Our existing debt of $146,629 consists of: $111,629 under the Senior Notes maturing October 15, 2012 (which includes $10,222 due to Gores) and the Senior Credit Facility, consisting of a $20,000 unsecured, non-amortizing term loan and a $20,000 revolving credit facility (of which $15,000 was outstanding on December 31, 2010). The term loan and revolving credit facility (i.e., the “Senior Credit Facility”) mature on October 15, 2012 and are guaranteed by subsidiaries of the Company and Gores. At the time of the Refinancing, the Senior Notes bore interest at 15.0% per annum, payable 10% in cash and 5% PIK interest. The PIK interest accretes and is added to principal quarterly, but is not payable until maturity. As of December 31, 2010 and 2009, the accrued PIK interest was $10,161 and $4,427, respectively. Loans under our existing Credit Agreement (which govern the Senior Credit Facility) bear interest at our option at either LIBOR plus 4.5% per annum (with a LIBOR floor of 2.5%) or a base rate plus 4.5% per annum (with a base rate floor of the greater of 3.75% and the one-month LIBOR rate).

Since the time of our Refinancing, we have entered into three amendments to our debt agreements with our lenders (on October 14, 2009, March 30, 2010 and August 17, 2010, respectively). In each case, our underperformance against our financial projections caused us to reduce our forecasted results. With the exception of our revised projections at the time of our October 2009 amendment (where we requested and received a waiver of our covenant to be measured on December 31, 2009, on a trailing four-quarter basis), our projections have indicated that we would attain sufficient Adjusted EBITDA to comply with the debt leverage covenants then in place. Notwithstanding this, in both of the 2010 amendments, management did not believe there was sufficient cushion in our projections of Adjusted EBITDA to predict with any certainty that we would satisfy such covenants given the unpredictability in the economy and our business. Additionally, given our constrained liquidity on June 30, 2010 and our revised projections in place at such time, management believed it was prudent to renegotiate amendments to our debt agreements to enhance our available liquidity in addition to modifying our debt leverage covenants. These negotiations resulted in the August 17, 2010 amendment in which Gores agreed to purchase an additional $15,000 of common stock. As a result thereof, 769 shares were issued to Gores on September 7, 2010 for approximately $5,000 and 1,186 shares were issued to Gores on February 28, 2011, the date Gores satisfied the $10,000 Gores equity commitment by purchasing the shares at a per share price of $8.43, calculated in accordance with the trailing 30-day weighted average of our common stock's closing price pursuant to the purchase agreement, dated August 17, 2010, between Gores and us. Because the $10,000 investment by Gores was to be made based on a trailing 30-day weighted average of our common stock's closing share price for the 30 consecutive days ending on the tenth day immediately preceding the date of the stock purchase, and additionally included a collar (e.g., a $4.00 per share minimum and a $9.00 per share maximum price), the Gores $10,000 equity commitment was deemed to contain embedded features having the characteristics of a derivative to be settled in our common stock. Accordingly, pursuant to authoritative guidance, we determined the fair value of this derivative by applying the Black-Scholes model using the Monte Carlo simulation to estimate the price of our common stock on the derivative's expiration date and estimated the expected volatility of the derivative by using the aforementioned trailing 30-day weighted average closing price of our common stock. On August 17, 2010, we recorded an asset of $442 related to the aforementioned $10,000 Gores equity commitment. On December 31, 2010, the fair market value of such Gores equity commitment was a liability of $1,096 resulting in other expense of $1,538 for the year ended December 31, 2010. The derivative expired on February 28, 2011, the date Gores satisfied the $10,000 Gores equity commitment (See Note 20 - Subsequent Events).

As a result of the third amendment to the Securities Purchase Agreement entered into on August 17, 2010, our debt leverage covenants were modified to 11.25 times for the three quarters beginning on September 30, 2010, then stepping down to 11.0, 10.0, and 9.0 times in the last three quarters of 2011 and 8.0 and 7.5 times in the first two quarters of 2012. The quarterly debt leverage covenants that appear in the Credit Agreement (governing the Senior Credit Facility) were also amended to maintain the additional 15% cushion that exists between the debt leverage covenants applicable to the Senior Credit Facility and the corresponding covenants applicable to the Senior Notes. By way of example, the levels of 11.25 in the Securities Purchase Agreement (applicable to the Senior Notes) are 12.95 in the Credit Agreement (governing the Senior Credit Facility). We accrued additional fees of $2,433 related to amending our credit agreements in the year ended December 31, 2010 recorded as interest expense. Also in connection with Gores' agreement to increase its guarantee by $5,000 on our revolving credit facility, Wells Fargo agreed to increase the amount thereof from $15,000 to $20,000 which provided us with necessary additional liquidity for working capital purposes.

On March 31, 2010, June 4, 2010 and November 30, 2010, we repaid $3,500, $12,000 and $532, respectively, of the Senior Notes in accordance with the amendments to our agreements related to our debt covenants.

As of December 31, 2008, prior to the closing of the Refinancing, our debt consisted of an unsecured, five-year $120,000 term loan and a five-year $75,000 revolving credit facility (collectively, the “Old Facility”). Interest on the Old Facility was variable and payable at a maximum of the prime rate plus an applicable margin of up to 0.75% or LIBOR plus an applicable margin of up to 1.75%, at our option. The Old Facility contained covenants relating to dividends, liens, indebtedness, capital expenditures and restricted payments, as defined, interest coverage and leverage ratios. As a result of an amendment to our Old Facility in the first quarter of 2008, we provided security to our lenders (including holders of our Old Notes) on substantially all of our assets and amended our allowable total debt covenant to 4.0 times Annualized Consolidated Operating Cash Flow through the remaining term of the Old Facility.

Prior to April 23, 2009, we also had $200,000 in Old Notes which we issued on December 3, 2002, which consisted of: 5.26% Senior Notes due November 30, 2012 (in an aggregate principal amount of $150,000) and 4.64% Senior Notes due November 30, 2009 (in an aggregate principal amount of $50,000). Interest on the Old Notes was payable semi-annually in May and November. The Old Notes contained covenants relating to leverage and interest coverage ratios that were identical to those contained in our Old Facility.

On August 2, 2011, we repaid $8,000 of our revolving credit facility leaving an outstanding balance of $7,000 thereunder as of such date.

Long-term debt, including current maturities of long-term debt and due to Gores, for the years ended December 31, 2010 and 2009 are as follows:

	December 31, 2010	December 31, 2009
Senior Notes
Due to Gores (1)	$101,407	$110,762
Senior Secured Notes due October 15, 2012 (1)	10,222	11,165
Senior Credit Facility
Term Loan (2)	20,000	20,000
Revolving Credit Facility (2)	15,000	5,000
	$146,629	$146,927

(1)
The applicable interest rate on such debt is 15.0%, which includes 5.0% PIK interest which accrues and is added to principal on a quarterly basis. PIK interest of the Senior Notes is payable at maturity.

(2)
The applicable interest rate on such debt is 7.0% as of December 31, 2010 and 2009. The interest rate is variable and is payable at the maximum of (i) LIBOR plus 4.5% (with a LIBOR floor of 2.5%) or (ii) the base rate plus 4.5% (with a base rate floor equal to the greater of 3.75% or the one-month LIBOR rate), at our option.

The aggregate maturities of long-term debt for the next five years and thereafter, pursuant to our debt agreements including PIK interest as in effect at December 31, 2010, are as follows (excludes market value adjustments):

Years ended December 31,	Long-Term Debt Maturities

2011	—
2012	155,514
2013	—
2014	—
2014	—
Thereafter	—
$155,514

Both the Securities Purchase Agreement (governing the Senior Notes) and Credit Agreement (governing the new term loan and revolving credit facility which collectively comprise the Senior Credit Facility) contain restrictive covenants that, among other things, limit our ability to incur debt, incur liens, make investments, make capital expenditures, consummate acquisitions, pay dividends, sell assets and enter into mergers and similar transactions beyond specified baskets and identified carve-outs. Additionally, we may not exceed the maximum senior leverage ratio (the principal amount outstanding under the Senior Notes divided by our Adjusted EBITDA (as defined in our lender agreements)). The Securities Purchase Agreement contains customary representations and warranties and affirmative covenants. The Credit Agreement contains substantially identical restrictive covenants (including a maximum senior leverage ratio calculated in the same manner as with the Securities Purchase Agreement), affirmative covenants and representations and warranties like those found in the Securities Purchase Agreement, modified, in the case of certain covenants, for a cushion on basket amounts and covenant levels from those contained in the Securities Purchase Agreement. We currently believe, based on our 2011 projections that we will be in compliance with our amended debt covenants for the next 12 months. A wide range of factors could materially affect future developments and performance and would cause us to be unable to meet our debt covenants.

NOTE 10 — Fair Value Measurements

Fair Value of Financial Instruments

Our financial instruments include cash, cash equivalents, receivables, accounts payable and borrowings. At December 31, 2010 and 2009, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. At December 31, 2010 and 2009, the estimated fair value of the borrowings was based on estimated rates for long-term debt with similar debt ratings held by comparable companies. The carrying amount and estimated fair value for borrowings are as follows:

	December 31, 2010		December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Borrowings (short and long term)	$131,629	$146,796	$141,927	$148,425

The authoritative guidance establishes a common definition of fair value to be applied under GAAP, which requires the use of fair value, establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

We endeavor to utilize the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Fair Value Hierarchy

The authoritative guidance specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs) or reflect our own assumptions of market participant valuation (unobservable inputs). In accordance with the authoritative guidance, these two types of inputs have created the following fair value hierarchy:

•	Level 1 - Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 - Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly;

•	Level 3 - Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The authoritative guidance requires the use of observable market data if such data is available without undue cost and effort.

Items Measured at Fair Value on a Recurring Basis

The following table sets forth our financial assets and liabilities that were accounted for, at fair value on a recurring basis:

	December 31, 2010			December 31, 2009
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Investments (1)	$—	$—	$—	$968	$—	$—
Liabilities
Derivative liability (2)	$—	$1,096	$—	$—	$1,096	$—

(1)	Included in other assets and valued at closing market price of the individual investment.

(2)
$10,000 Gores equity commitment which is included in accrued expenses and other liabilities was valued by applying the Black-Scholes model using the Monte Carlo simulation to estimate the price of our common stock on the derivative's expiration date and to estimate the expected volatility of the derivative by using the aforementioned trailing 30-day weighted average of our common stock's closing price.

Items Measured at Fair Value on a Non-Recurring Basis

In addition to assets and liabilities recorded at fair value on a recurring basis, we are also required to record assets and liabilities at fair value on a nonrecurring basis. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges or similar adjustments made to the carrying value of the applicable assets. Assets measured at fair value on a nonrecurring basis are as follows:

	December 31, 2009	Level 1	Level 2	Level 3	Total Losses
Other long-term assets
Intangible assets	$29,586	—	—	$29,586	—
Goodwill	25,912	—	—	25,912	—
	$55,498	—	—	$55,498	—

	December 31, 2010	Level 1	Level 2	Level 3	Total Losses
Other long-term assets
Intangible assets	$26,262	—	—	$26,262	—
Goodwill	25,796	—	—	25,796	—
	$52,058	—	—	$52,058	—

Note 11 -- Stockholders' (Deficit) Equity - Common and Preferred Stock

On December 31, 2008, our authorized capital stock consisted of common stock, Class B stock and Series A Preferred Stock. At such time, our common stock was entitled to one vote per share while Class B stock was entitled to 50 votes per share. Class B stock was convertible to common stock on a share-for-share basis. As of December 31, 2010, we have only common stock outstanding.

On March 3, 2008 and March 24, 2008, we announced the closing of the sale and issuance of 7,143 shares (14,286 shares in the aggregate) of our common stock to Gores at a price of $1.75 per share for an aggregate purchase amount of $25,000.

On June 19, 2008, we completed a $75,000 private placement of the Series A Preferred Stock with an initial conversion price of $3.00 per share and four-year warrants to purchase an aggregate of 10,000 shares of our common stock in three approximately equal tranches with exercise prices of $5.00, $6.00 and $7.00 per share, respectively, to Gores.

On April 23, 2009, as part of the Refinancing, we entered into a Purchase Agreement with Gores pursuant to which Gores purchased 25 shares of Series B Preferred Stock for an aggregate purchase price of $25,000. In exchange for the then outstanding shares of Series A Preferred Stock held by Gores, we issued 75 shares of Series A-1 Preferred Stock. On such date, our participating debt holders exchanged their outstanding debt for: (1) $117,500 of Senior Notes, (2) 34,962 shares of Series B Preferred Stock and (3) a one-time cash payment of $25,000.

On July 9, 2009, Gores converted 3.5 shares of Series A-1 Preferred Stock into 103,513 shares of common stock (such number does not take into account the 200 for 1 reverse stock split).  Also on July 9, 2009, pursuant to the terms of our Certificate of Incorporation, the 292 outstanding shares of our Class B stock were automatically converted into 292 shares of common stock (such number does not take into account the 200 for 1 reverse stock split) because as a result of the aforementioned conversion by Gores, the voting power of the Class B stock, as a group, fell below ten percent of the aggregate voting power of issued and outstanding shares of common stock and Class B stock.

On August 3, 2009 at a special meeting of stockholders, certain amendments to our Charter were approved by our stockholders. Such amendments consist of an increase in the number of authorized shares of our common stock from 300,000 to 5,000,000 and a two hundred to one (200 for 1) reverse stock split which was approved and effective on August 3, 2009. Accordingly, the reverse stock split is reflected retrospectively in EPS for all periods presented herein. As contemplated by the terms of our Refinancing, the 71.5 then outstanding shares of Series A-1 Preferred Stock and the 60.0 outstanding shares of Series B Preferred Stock converted into 3,856,184 shares of our common stock, in the aggregate, pursuant to the terms of the Certifications of Designation for the Series A-1 Preferred Stock and Series B Preferred Stock.

On September 7, 2010, Gores purchased 770 shares of common stock for $5,000. Subsequent to December 31, 2010, Gores satisfied the $10,000 Gores equity commitment by purchasing 1,186 shares of common stock at a per share price of $8.43, calculated in accordance with the trailing 30-day weighted average of our common stock's closing price, pursuant to the purchase agreement, dated August 17, 2010, between Gores and us.

In accordance with the authoritative guidance, the Series A Preferred Stock is required to be classified as mezzanine equity because a change on control of the Company could occur without our approval. Accordingly, the redemption of the Series A Preferred Stock was not solely under our control. When the Series A Preferred Stock was outstanding, we determined that such redemption was probable and, accordingly, accreted up to the redemption value of the Series A Preferred Stock.

In accordance with the authoritative guidance, the Series A-1 Preferred Stock and Series B Preferred Stock was also required to be classified as mezzanine equity because the redemption of these instruments was outside of our control.

We have recorded the Preferred Stock at fair value as of the date of issuance and have subsequently accreted changes in the redemption value from the date of issuance to the earliest redemption date using the interest method.

In connection with the Refinancing and the issuance of the Preferred Stock, we had determined that the Preferred Stock contained a BCF that was partially contingent. The BCF is measured as the spread between the effective conversion price and the market price of common stock on the commitment date and then multiplying this spread by the number of conversion shares, as adjusted for the contingent shares. A portion of the BCF had been recognized at issuance and was being amortized using the effective yield method over the period until conversion. The total BCF, which was limited to the carrying value of the Preferred Stock, was $76,887, prior to conversion and upon conversion resulted in, among other effects, a deemed dividend that is included in the earnings per share calculation.

The changes in the carrying amount of Preferred Stock were as follows:

Predecessor Company
	Series A		Series A-1		Series B
	Shares	Book Value	Shares	Book Value	Shares	Book Value

Balance at January 1, 2008	—	—	—	—	—	—
Issuance of Series A Preferred Stock	75.0	70,657	—	—	—	—
Preferred Stock accretion	—	3,081	—	—	—	—
Balance at January 1, 2009	75.0	73,738	—	—	—	—

Preferred Stock accretion	—	6,157	—	—	—	—
Balance at April 23, 2009	75.0	$79,895	—	—	—	—

Successor Company

Balance at April 24, 2009	75.0	$79,895	—	$—	—	$—
April 24, 2009 transactions:
Exchange Series A-1 for Series A	(75.0)	(79,895)	75.0	43,070	—	—
Gores purchase of Series B	—	—	—	—	25.0	14,099
Refinancing issuance of Series B	—	—	—	—	35.0	19,718
Preferred Stock accretion	—	—	—	2,658	—	2,003
July 9, 2009 conversion to common shares	—	—	(3.5)	(2,101)	—	—
August 3, 2009 conversion to common shares	—	—	(71.5)	(43,627)	(60.0)	(35,820)
Beneficial Conversion Feature	—	—	—	43,070	—	33,817
Beneficial Conversion Feature accretion	—	—	—	(43,070)	—	(33,817)
Balance at December 31, 2009	—	$—	—	$—	—	$—

There were no shares of Preferred Stock outstanding during or as of the year ended December 31, 2010.

From December 15, 1998 until our trading suspension on November 24, 2008 and subsequent delisting on March 16, 2009, our common stock was traded on the New York Stock Exchange under the symbol “WON”. On November 20, 2009, we listed our common stock on the NASDAQ Global Market under the symbol “WWON”. In the intervening period, our common stock was traded on the Over the Counter Bulletin Board under the ticker “WWOZ.”

Note 12 - Equity-Based Compensation

Equity Compensation Plans

We established stock incentive plans in 1989 (the “1989 Plan”) and 1999 (the “1999 Plan”) which allowed us to grant options to directors, officers and key employees to purchase our common stock at its market value on the date the options are granted. Under the 1989 Plan, 12,600 shares were reserved for grant through March 1999. The 1989 Plan expired in March 1999. On September 22, 1999, the stockholders ratified the 1999 Plan, which authorized us to grant up to 8,000 shares of common stock. Options granted under the 1999 Plan generally became exercisable after one year in 20% to 33% increments per year and expired within ten years from the date of grant. On May 19, 2005, the Board modified the 1999 Plan by deleting the provisions of the 1999 Plan that provided for a mandatory annual grant of 10 stock options to outside directors. The 1999 Plan expired in March 2009.

On May 25, 2005, our stockholders approved the 2005 Equity Compensation Plan (the “2005 Plan”), approved by the Board on May 19, 2005, that allowed us to grant stock options, restricted stock and RSUs to our directors, officers and key employees. When it was adopted, a maximum of 9,200 shares of common stock was authorized for the issuance of awards under the 2005 Plan.

Pursuant to Board resolution, from May 25, 2005 (the date of our 2005 annual meeting of stockholders) until April 23, 2009 (when the practice was discontinued by Board resolution), outside directors automatically received a grant of RSUs equal to $100 in value (based on the date of issuance, typically the date of the annual meetings of stockholders) and any newly appointed outside director would receive an initial grant of RSUs equal to $150 in value on the date such director was appointed to our Board.

Effective February 12, 2010, the Board amended and restated the 2005 Plan because we had a limited number of shares available for issuance thereunder (such plan, as amended and restated, the “2010 Plan”). Approval of the 2010 Plan by our stockholders was obtained on July 30, 2010 at our annual meeting of stockholders. When it was adopted, a maximum of 2,650 shares of common stock was authorized for the issuance of awards under the 2010 Plan. Effective January 1, 2010, for each year of service, directors who are not officers of the Company will receive annual awards of RSUs valued in an amount of $35, which we believe will customarily be awarded on the date of our annual meeting of stockholders.

Options and restricted stock granted under the 2010 Plan vest over periods ranging from 2 to 3 years, commencing on the anniversary date of each grant, and options expire within ten years from the date of grant. RSUs awarded to directors vest over a two-year period in equal one-half increments on the first and second anniversary of the date of the grant, subject to the director's continued service with us. Directors' RSUs will vest automatically, in full, upon a change in control or upon their retirement, as defined in the 2010 Plan. RSUs are payable in newly issued shares of our common stock. Recipients of restricted stock and RSUs are entitled to receive dividend equivalents (subject to vesting) when and if we pay a cash dividend on our common stock. Such dividend equivalents are payable, in newly issued shares of common stock, only upon the vesting of the related restricted shares.

Restricted stock has the same cash dividend and voting rights as other common stock and, once issued, is considered to be currently issued and outstanding (even when unvested). Restricted stock and RSUs have dividend equivalent rights equal to the cash dividend paid on common stock. RSUs do not have the voting rights of common stock, and the shares underlying the RSUs are not considered to be issued and outstanding until they vest. Each RSU or restricted stock counts as three shares under the terms of the 2010 Plan.

All equity-based compensation expense is included in corporate expense for reporting purposes.

The 200 for 1 reverse stock split has been reflected in share data, weighted average exercise prices and weighted average grant date prices contained herein for all periods presented.

Stock Options

Stock option activity for the year ended December 31, 2010, for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and for the year ended December 31, 2008 is as follows:

	Successor Company				Predecessor Company
	December 31, 2010		December 31, 2009		April 23, 2009		December 31, 2008
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding beginning of period	28.6	$1,345	32.1	$1,463	35.0	$1,504	19.4	$4,372
Granted	2,098.0	6	—	—	0.4	12	32.9	272
Exercised	—	—	—	—	—	—	—	—
Cancelled, forfeited or expired	(495.3)	17	(3.5)	3,726	(3.3)	1,860	(17.3)	2,352
Outstanding end of period	1,631.3	$26	28.6	$1,345	32.1	$1,463	35.0	$1,504
Options exercisable at end of period	85.7	$375	13.6	$2,485	11.4	$3,810	8.7	$4,856
Aggregate estimated fair value of options vesting during the period	$1,461		$826		$788		$2,360

At December 31, 2010, vested and exercisable options had an aggregate intrinsic value of $209 and a weighted average remaining contractual term of 1.25 years. No options were exercised during the years ended December 31, 2010, 2009 and 2008. The aggregate intrinsic value of options represents the total pre-tax intrinsic value (the difference between our closing stock price at the end of the period and the option's exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options at that time.

As of December 31, 2010, there was $5,617 of unearned compensation cost related to stock options granted under all of our equity compensation plans and is expected to be recognized over a weighted-average period of 2.11 years. Additionally, as of December 31, 2010, we expect 1,409.1 of our unvested options to vest with a weighted average exercise price of $29, a weighted average remaining term of 9.12 years and an aggregate intrinsic value of $4,135.

The estimated fair value of options granted during each period was measured on the date of grant using the Black-Scholes option pricing model using the weighted average assumptions as follows:

	Successor Company		Predecessor Company
		For the Period	For the Period
	Year Ended	April 24, 2009 to	January 1, 2009	Year Ended
	December 31, 2010	December 31, 2009	to April 23, 2009	December 31, 2008
Risk-free interest rate	2.3%	—	2.98%	2.64%
Expected term (years)	5.0	—	5.0	4.8
Expected volatility	98.6%	—	92.17%	55.99%
Expected dividend yield	—%	—	—%	—%
Weighted average fair value of options granted	$4.54	$—	$8.40	$104.00

No options were granted in the period April 24, 2009 to December 31, 2009, therefore no determination was made for fair value assumptions.

The risk-free interest rate for periods within the life of the option is based on a blend of U.S. Treasury bond rates. The expected term assumption has been calculated based on historical data. The expected volatility assumption used by us is based on the historical volatility of our stock. The dividend yield represents the expected dividends on our common stock for the expected term of the option.

Additional information related to options outstanding at December 31, 2010, segregated by grant price range is summarized below:

			Remaining
		Weighted	Weighted
		Average	Average
	Number of	Exercise	Contractual
Options outstanding at exercise price of:	Options	Price	Life (in years)
$6	1,507.2	$6	8.70
$8 - 12	100.5	8	9.80
$36 - $150	7.1	71	5.80
$248 - $438	10.2	345	6.60
$1,234 - $7,038	6.3	4,564	2.30
	1,631.3	$26	8.70

Restricted Stock Units

We have awarded RSUs to Board members and certain key executives, which vest over two, three and four years, respectively. On April 23, 2009, the Board passed a resolution that discontinued the practice of automatic annual awards to directors before such was resumed in mid 2010. In 2010, our Compensation Committee determined that the independent non-employee directors should receive annual awards of RSUs valued in an amount of $35, which awards will vest over 2 years, beginning on the anniversary of the grant date. The awards also will vest automatically upon a change in control (as defined in the 2010 Plan) and will otherwise be governed by the terms of the 2010 Plan. The cost of the RSUs, which is determined to be the fair market value of the shares at the date of grant, net of estimated forfeitures, is expensed ratably over the vesting period, or period to retirement eligibility (in the case of directors) if shorter. As of December 31, 2010, unearned compensation cost related to RSUs was $820 and is expected to be recognized over a weighted-average period of 2.64 years.

RSUs activity for the year ended December 31, 2010, for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and for the year ended December 31, 2008 is as follows:

	Successor Company				Predecessor Company
	December 31, 2010		December 31, 2009		April 23, 2009		December 31, 2008
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding beginning of period	0.1	$1,314	2.4	$1,498	6.1	$320	1.2	$1,830
Granted	115.0	8	—	—	—	—	5.5	138
Converted to common shares	—	—	(2.3)	186	(3.7)	325	(0.6)	1,330
Cancelled, forfeited or expired	—	—	—	—	—	—	—	—
Outstanding end of period	115.1	$10	0.1	$1,314	2.4	$306	6.1	$320

Restricted Stock

In the past, we have awarded shares of restricted stock to certain key employees. The awards vest over periods ranging from 2 to 4 years. The cost of these restricted stock awards, calculated as the fair market value of the shares on the date of grant, net of estimated forfeitures, is expensed ratably over the vesting period.

Restricted stock activity for the year ended December 31, 2010, for the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and for the year ended December 31, 2008 is as follows:

	Successor Company				Predecessor Company
	December 31, 2010		December 31, 2009		April 23, 2009		December 31, 2008
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Outstanding beginning of period	0.8	$1,504	0.9	$1,498	1.8	$1,510	4.8	$1,724
Granted	—	—	—	—	—	—	0.2	126
Converted to common shares	(0.8)	1,504	(0.1)	1,360	(0.9)	1,522	(1.8)	1,330
Cancelled, forfeited or expired	—	—	—	—	—	—	(1.4)	1,534
Outstanding end of period	—	—	0.8	$1,504	0.9	$1,498	1.8	$1,510

As of December 31, 2010, there was $0 of unearned compensation cost related to restricted stock.

Expense - Equity-Based Compensation

Equity-based compensation expense is included in corporate, general and administrative expenses in the Statement of Operations and is summarized by award type as follows:

	Successor Company		Predecessor Company
		For the Period	For the Period
	Year Ended	April 24, 2009 to	January 1, 2009	Year Ended
Continuing operations	December 31, 2010	December 31, 2009	to April 23, 2009	December 31, 2008
Stock option	$2,002	$1,262	$621	$2,138
Restricted stock	240	1,145	378	1,681
RSU	87	327	684	618
	$2,329	$2,734	$1,683	$4,437
Discontinued operations
Stock option	$1,064	$335	$195	$525
Restricted stock	166	241	232	481
	$1,230	$576	$427	$1,006

Note 13 - Comprehensive (Loss) Income

Comprehensive (loss) income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive (loss) income represents net income or loss adjusted for net unrealized gains or losses on available for sale securities. Comprehensive (loss) income is as follows:

	Successor Company		Predecessor Company
		For the Period	For the Period
	Year Ended	April 24, 2009 to	January 1, 2009	Year Ended
	December 31, 2010	December 31, 2009	to April 23, 2009	December 31, 2008
Net loss	$(31,257)	$(63,600)	$(18,961)	$(427,563)
Unrealized (loss) gain on marketable securities, net effect of realized gains and income taxes(1)	(111)	111	219	(5,688)
Comprehensive loss	$(31,368)	$(63,489)	$(18,742)	$(433,251)

(1)
During the year ended December 31, 2010, we sold marketable securities for total proceeds of approximately $886 and realized a gain of $98, which is included as a component of other expense (income) in the Consolidated Statement of Operations. During the year ended December 31, 2008, we sold marketable securities for total proceeds of approximately $12,741 and realized a gain of $12,420 included as a component of loss from discontinued operations in the Consolidated Statement of Operations.

Note 14 - Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities are summarized as follows:

	December 31, 2010	December 31, 2009
Deferred revenue	$3,338	$426
Programming and operating expense	450	551
Station compensation expense	3,095	3,066
Payroll and payroll related expense	2,632	5,670
Deferred rent	1,174	117
Professional fees	1,138	1,430
Restructuring and special charges	988	2,436
Accrued interest and capital leases	1,200	1,219
Derivative liability (See Note 10 - Fair Value Measurements)	1,096	—
Other operating expense	5,037	188
	$20,148	$15,103

Note 15 - Restructuring Charges

In the third quarter of 2008, we announced a plan to restructure certain contracts and reduce labor costs in our Network Radio business (along with facilities and severance programs in our discontinued operations) (referred to herein as the “2008 Program”) and to implement other cost reductions. Since its inception, the 2008 Program included contract terminations of $6,751 and severance of $5,672.

In the second quarter of 2010, we announced plans to restructure certain areas of the Network Radio segment (the “2010 Program”). The 2010 Program included charges related to the consolidation of certain operations that reduced our workforce levels during 2010. In connection with the 2010 Program, we recorded $172 of severance costs for the year ended December 31, 2010. All costs related to the 2010 Program were incurred by the end of 2010.

The restructuring charges included in the Consolidated Statement of Operations are comprised of the following:

Predecessor Company
	Balance			Balance
	January 1, 2009	Additions	Utilization	April 23, 2009
2008 Program
Severance	$113	$1,057	$(459)	$711
Contract terminations	3,796	—	(360)	3,436
Total	$3,909	$1,057	$(819)	$4,147

Successor Company
	Balance			Balance
	April 24, 2009	Additions	Utilization	December 31, 2009
2008 Program
Severance	$711	$357	$(640)	$428
Contract terminations	3,436	150	(1,836)	1,750
Total	$4,147	$507	$(2,476)	$2,178

	Balance			Balance
	January 1, 2010	Additions	Utilization	December 31, 2010
2008 Program
Severance	$428	$—	$(428)	$—
Contract terminations	1,750	97	(1,847)	—
Total	2,178	97	(2,275)	—
2010 Program
Severance	—	172	(42)	130
Total	—	172	(42)	130
Total Restructuirng	$2,178	$269	$(2,317)	$130

As of December 31, 2010, liabilities related to restructuring charges of $130 are included in accrued expense and other liabilities.

Note 16 - Special Charges

The special charges identified on the Consolidated Statement of Operations are comprised of the following:

	Successor Company		Predecessor Company
	Year Ended December 31, 2010	For the Period April 24 to December 31, 2009	For the Period January 1 to April 23, 2009	Year Ended December 31, 2008

Debt agreement costs	$2,414	$—	$—	$—
Corporate development costs	1,339	—	—	—
Gores and Glendon fees	1,009	—	—	—
Employment claim settlements	493	—	—	—
Fees related to the Refinancing	193	1,196	12,699	—
Professional fees related to the offering	—	1,698	—	—
Financing acquisition costs	—	139	—	—
Professional and other fees related to the new CBS agreements, Gores investment and debt refinancing	—	—	—	6,624
Closing payment related to CBS agreement	—	—	—	5,000
	$5,448	$3,033	$12,699	$11,624

During 2010, we incurred costs for the following; debt agreement costs include professional fees incurred by us in connection with negotiations with our lenders to amend our Securities Purchase Agreement and Credit Agreement (see Note 9 - Debt); corporate development costs include professional fees related to the evaluation of potential business development activity including acquisitions and dispositions; Gores and Glendon fees are related to professional services rendered by various members of Gores and Glendon to us in the areas of operational improvement, tax, finance, accounting, legal and insurance/risk management; employment claim settlements are related to employee terminations that occurred prior to 2008; and fees related to the Refinancing include tax consulting costs related to the finalization of the income tax treatment of the Refinancing in 2010 and transaction fees and expenses related to negotiation of definitive documentation, including the fees of various legal and financial advisors involved in the Refinancing and other professional fees in 2009.

During the periods January 1 to April 23, 2009 and April 24 to December 31, 2009, in addition to certain costs noted above, we incurred professional fees related to the offering includes fees for various legal and financial advisors related to Registration Statement on Form S-1 filed by us with the SEC in 2009 that we have no immediate plans to further pursue and financing and financing costs are those related to the Culver City properties financing lease.

During 2008, we incurred costs relating to the negotiation of a new long-term arrangement with CBS Radio of $5,000 and legal and professional expenses attributable to negotiations regarding refinancing our debt of $6,624. As of December 31, 2010, liabilities related to special charges of $858 and $608 were included in accrued expense and other liabilities and amounts payable to related parties.

Note 17 - Income Taxes

The components of the provision for income taxes are as follows:

	Successor Company		Predecessor Company
		For the Period	For the Period
	Year Ended	April 24, 2009 to	January 1, 2009	Year Ended
	December 31, 2010	December 31, 2009	to April 23, 2009	December 31, 2008
Current:
Federal	$(539)	$(2,253)	$(1,293)	$(7,239)
State	12	(2,306)	(1,323)	(496)
	(527)	(4,559)	(2,616)	(7,735)
Deferred:
Federal	(6,659)	(4,189)	(2,403)	(28,384)
State	(736)	(1,683)	(966)	(7,030)
	(7,395)	(5,872)	(3,369)	(35,414)
Income tax benefit	$(7,922)	$(10,431)	$(5,985)	$(43,149)

For the nine months ended September 30, 2009 and the year ended December 31, 2008, we understated liabilities in error related to uncertain income tax exposures, arising in the respective periods. These additional income tax exposures related primarily to deductions taken in state filings for which it is more likely than not that those deductions would not be sustained on their technical merits. The amounts of additional tax expense that should have been recorded related to this error was $7 in the 2009 successor period, $6 in the 2009 predecessor period and $139 in 2008. Such charges were corrected in the fourth quarter of 2009 as an increase to income tax expense and an adjustment to the opening goodwill in the Successor Company at April 24, 2009. We have determined that the impact of these adjustments recorded in the fourth quarter of fiscal 2009 were immaterial to our results of operations in all applicable prior interim and annual periods. As a result, we have not restated any prior period amounts.

The reconciliation of the federal statutory income tax rate to our effective income tax rate is as follows:

	Successor Company		Predecessor Company
		For the Period	For the Period
	Year Ended	April 24, 2009 to	January 1, 2009	Year Ended
	December 31, 2010	December 31, 2009	to April 23, 2009	December 31, 2008
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State taxes net of federal benefit	0.6	7.1	2.4	3.0
Non-deductible portion of goodwill impairment	—	—	—	(12.0)
Other	0.2	32.5	(9.2)	—
Effective tax rate	35.8%	74.6%	28.2%	26.0%

The 2008 effective income tax rate was impacted by the goodwill impairment charges which was substantially non-deductible for tax purposes.

Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities on our balance sheet and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	December 31, 2010	December 31, 2009
Deferred tax liabilities:
Goodwill, intangibles and other	$10,581	$11,216
Deferred cancellation of debt income	26,910	27,497
Property and equipment	7,176	6,717
Investment	—	386
Other	4,599	181
Total deferred tax liabilities	49,266	45,997
Deferred tax assets:
Allowance for doubtful accounts	350	1,184
Deferred compensation	664	693
Equity based compensation	3,857	3,797
Accrued expenses and other	14,104	9,240
Federal and state net operating loss	12,510	17
Total deferred tax assets	31,485	14,931
Net deferred tax (liabilities)	$(17,781)	$(31,066)

Net deferred tax asset -- current	$6,407	$3,048
Net deferred tax (liability) - long-term	$(24,188)	$(34,114)

We determined, based upon the weight of available evidence, that it is more likely than not that our deferred tax asset will be realized. We have experienced a long history of taxable income which allowed us to carryback net operating losses through 2009. Also, we have taxable temporary differences that can be used as a source of income in the future. As such, no valuation allowance was recorded during the year ended December 31, 2010 or 2009. We will continue to assess the need for a valuation allowance at each future reporting period.

We classify interest expense and penalties related to unrecognized tax benefits as income tax expense. The accrued interest and penalties were $1,687 and $1,415 at December 31, 2010 and 2009, respectively. For the year-ended December 31, 2010, 2009 and 2008, we recognized $273, ($994) and $469 of interest and penalties, respectively. Unrecognized tax benefit activity is as follows:

Unrecognized
Tax Benefit
Predecessor Company
Balance at January 1, 2008	$6,273
Additions for current period tax positions	233
Additions for prior years tax positions	94
Settlements	(149)
Reductions related to expiration of statue of limitations	(157)
Balance at December 31, 2008	6,294
Additions for current period tax positions	—
Additions for prior years tax positions	—
Settlements	—
Reductions related to expiration of statue of limitations	—
Balance at April 23, 2009	$6,294

Successor Company
Balance at April 24, 2009	$6,294
Reductions for current period tax positions	(541)
Additions for prior years tax positions	1,296
Settlements	(2,599)
Reductions related to expiration of statue of limitations	(1,973)
Balance at December 31, 2009	2,477
Additions for current period tax positions	136
Reductions for prior years tax positions	(24)
Settlements	(93)
Reductions related to expiration of statue of limitations	(1)
Balance at December 31, 2010	$2,495

The amount of unrecognized tax benefits that will reverse within the next twelve months is estimated at $1,248. Substantially all of our unrecognized tax benefits, if recognized, would affect the effective tax rate.

We are no longer subject to U.S. federal income examinations for years before 2004. During 2009, we settled our audit with the State of New York related primarily to filing positions through 2006. During 2010, we settled our audit with the State of Minnesota for the years 2005 through 2008. With few exceptions, we are no longer subject to state and local income tax examinations in other jurisdictions by tax authorities for years before 2004.

During 2009, we reported a federal net operating loss of approximately $36,972, for which we filed a federal carryback claim. Accordingly, we recorded an income tax receivable of $12,355 and subsequently received the federal refund of $12,940. At December 31, 2010, we have available for federal income tax purposes a net-operating loss carry-forward of approximately, $29,481, of which approximately $946 relates to discontinued operations, expiring in 2031 that can be used to offset future taxable income. We also have for state income tax purposes net operating loss carry-forwards of approximately $4,484, of which approximately $3,986 relates to discontinued operations, expiring at various times between 2013 and 2031 that can be used to offset future taxable income.

Note 18 - Commitments and Contingencies

We have various non-cancelable, long-term operating leases for office space and equipment. In addition, we are committed under various contractual agreements to pay for broadcast rights and for other services that include talent, research, news and weather services. The approximate aggregate future minimum obligations under such operating leases and contractual agreements for the five years after December 31, 2010 and thereafter, are set forth below:

		Leases		Broadcast	Other
Year	Total	Capital	Operating	Rights	Services
2011	$124,028	$640	$2,870	$110,540	$9,978
2012	101,413	—	2,856	91,372	7,185
2013	84,790	—	2,821	81,525	444
2014	76,450	—	2,917	73,369	164
2015	79,593	—	3,153	76,271	169
Thereafter	206,091	—	12,302	193,789	—
	$672,365	$640	$26,919	$626,866	$17,940

Rent expense charged to operations for the year ended December 31, 2010, the period from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and the year ended December 31, 2008 was $3,310, $2,206, $1,020, and $2,924, respectively.

Included in Broadcast Rights in the table above are commitments due to CBS Radio and its affiliates pursuant to the agreements described in Note 4 - Related Party Transactions.

We are subject, from time to time, to various claims, lawsuits, and other complaints arising in the ordinary course of business. We routinely monitor claims such as these, and record provisions for losses to the extent a claim becomes probable and the amount due is estimable. For matters that have reached the threshold of probable and estimable, we have established reserves for these contingent liabilities.

Commitments - Discontinued Operations

Our discontinued operations had various non-cancelable, long-term operating leases for office space and equipment. In addition, our discontinued operations were committed under various contractual agreements to pay for broadcast rights and for other services. The approximate aggregate future minimum obligations under such operating leases and contractual agreements for the five years after December 31, 2010 and thereafter, are set forth below:

		Leases	Broadcast	Other
Year	Total	Operating	Rights	Services
2011	$12,322	$4,829	$5,125	$2,368
2012	9,887	4,662	5,225	—
2013	8,497	4,522	3,975	—
2014	3,681	3,681	—	—
2015	2,983	2,983	—	—
Thereafter	7,298	7,298	—	—
	$44,668	$27,975	$14,325	$2,368

Rent expense for discontinued operations for the year ended December 31, 2010, the periods from April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 and the year ended December 31, 2008 was $5,931, $4,082, $2,251, and $7,762, respectively.

Note 19 - Quarterly Results of Operations (unaudited)
The unaudited quarterly results of operations for the years ended December 31, 2010 and the periods April 24, 2009 to December 31, 2009 and January 1, 2009 to April 23, 2009 are as follows:

Successor Company
	2010
	First	Second	Third	Fourth	For the
	Quarter	Quarter	Quarter	Quarter	Year

Net revenue	$55,575	$40,036	$44,224	$57,151	$196,986
Operating loss	(2,232)	(2,589)	(2,370)	(5,612)	(12,803)
Net loss from continuing operations	(1,403)	(2,765)	(4,468)	(5,557)	(14,193)
Net loss	(6,723)	(5,418)	(7,239)	(11,877)	(31,257)
Basic and diluted loss per share:
Net loss from continuing operations	$(0.07)	$(0.13)	$(0.21)	$(0.27)	$(0.68)
Net loss	$(0.33)	$(0.26)	$(0.35)	$(0.56)	$(1.50)

	For the period	2009	2009	For the period
	April 24, 2009 to	Third	Fourth	April 24, 2009 to
	June 30, 2009	Quarter	Quarter	December 31, 2009

Net revenue	$27,351	$40,448	$52,052	$119,851
Operating loss	$(4,146)	$(60,135)	$53,021	$(11,260)
Net loss from continuing operations	$(167)	$(9,419)	$6,036	$(3,550)
Net loss	$(6,184)	$(53,549)	$(3,867)	$(63,600)
Basic and diluted (loss) income per share Common Stock
Net (loss) income from continuing operations	$(0.33)	$(0.72)	$0.30	$(6.89)
Net loss	$(18.85)	$(10.03)	$(0.19)	$(4.86)
Basic and diluted loss per share Class B Stock
Net (loss) income from continuing operations	$—	$—	$—	$—
Net loss	$—	$—	$—	$—

Predecessor Company

		2009	For the period	For the period
		First	April 1, 2009 to	January 1, 2009 to
		Quarter	April 23, 2009	April 23, 2009

Net revenue		$51,184	$12,812	$63,996
Operating loss		$(19,604)	$(4,129)	$(20,154)
Net loss from continuing operations		$(9,211)	$(5,994)	$(15,205)
Net loss		$(15,186)	$(3,775)	$(18,961)
Basic and diluted loss per share Common Stock
Net loss from continuing operations		$(18.80)	$(11.87)	$(36.20)
Net loss		$(33.95)	$(10.67)	$(43.64)
Basic and diluted loss per share Class B Stock
Net loss from continuing operations		$—	$—	$—
Net loss		$—	$—	$—

For the year ended December 31, 2009, we understated our income tax receivable asset due to an error in how the deductibility of certain costs for the twelve months ended December 31, 2009 was determined. This resulted in an additional income tax benefit of $590, recorded in the three months ended March 31, 2010 and the twelve months ended December 31, 2010, that should have been recorded in the successor period ended December 31, 2009. We overstated accounts receivable at December 31, 2009 by $250 in connection with our failure to record a billing adjustment as a result of a renegotiated customer contract and understated accrued expenses for certain general and administrative costs incurred by $278 at December 31, 2009. We understated accrued liabilities at December 31, 2009 by $375 in connection with our failure to record an employment claim settlement related to an employee termination that occurred prior to 2008, but which was probable and estimable as of December 31, 2009. We understated our program and operating liabilities by $428 in the predecessor period ended April 23, 2009 and adjusted our opening balance sheet and goodwill accordingly. We determined that the impact of these adjustments recorded in the first quarter of fiscal 2010 were immaterial to our results of operations in all applicable prior interim and annual periods. In addition to the foregoing, we understated accrued liabilities at December 31, 2009 by $218 in connection with our payroll, but which was probable and estimable as of December 31, 2009. We determined that the impact of this adjustment recorded in the third quarter of fiscal 2010 was immaterial to our results of operations in all applicable prior interim and annual periods. For the year ended December 31, 2009, we understated our current liabilities for discontinued operations in error by $964 in connection with recording certain Metro Traffic revenue, which was overstated in that period.  We increased loss from discontinued operations by $964 during the first quarter of 2010 to correct the current liabilities for discontinued operations balance as of December 31, 2010.  We determined that the impact of this adjustment recorded in the fourth quarter of 2010 was immaterial to our results of operations in all applicable prior interim and annual periods.  As a result, we have not restated any prior period amounts.

For the nine months ended September 30, 2009, we understated liabilities in error related to uncertain income tax exposures, arising in the respective periods. These additional income tax exposures related primarily to deductions taken in state filings for which it is more likely than not that those deductions would not be sustained on their technical merits. The amounts of additional tax expense that should have been recorded related to this error was $82 in the 2009 successor period and $68 in the 2009 predecessor period. Such charges totaling $3,247 were corrected in the fourth quarter of 2009 as an increase to income tax expense of $82, and an adjustment to the opening goodwill of $3,165 in the Successor Company at April 24, 2009. We have determined that the impact of these adjustments recorded in the fourth quarter of fiscal 2009 were immaterial to our results of operations in all applicable prior interim and annual periods. As a result, we have not restated any prior period amounts.

In the 23-day period ended April 23, 2009, we determined that we had incorrectly recorded a credit to interest expense, which should have been recorded in the three month period ended March 31, 2009, for the settlement of an amount owed to a former employee. We determined that this error was not significant to any prior period results and accordingly reduced the 23-day period's interest expense by $754. Also in the period ended April 23, 2009, we determined that we incorrectly calculated the accretion of our preferred shares to redemption value which should have been recorded in the three-month period ended March 31, 2009. We determined that this error was not significant to any prior results and did not affect our net (loss) income. However, it did reduce the 23-day period's net loss attributable to common stockholders by $1,262. Also in the 23-day period ended April 23, 2009, we recorded a charge to special charges for insurance expense of $261 (see Note 6 - Goodwill for additional information).

For the period April 24, 2009 to June 30, 2009, we failed to record the added depreciation expense for the increase in fixed assets values associated with our purchase accounting. The amount of depreciation expense that should have been recorded in the period ended June 30, 2009 was $401. This amount was recorded in the three months ended September 30, 2009. Additionally, for the period ended June 30, 2009, we failed to accrue severance costs of $145 for employees terminated in June 2009. Such charge was recorded in the three months ended September 30, 2009.

We do not believe these adjustments are material to our Consolidated Financial Statements in any quarter or year of any prior period's Consolidated Financial Statements. As a result, we have not restated any prior period amounts.

Note 20 - Subsequent Events

Subsequent to December 31, 2010, Gores satisfied the $10,000 Gores equity commitment by purchasing 1,186 shares of common stock at a per share price of $8.43, calculated in accordance with the trailing 30-day weighted average of our common stock's closing price, pursuant to the purchase agreement, dated August 17, 2010, between Gores and us. Gores percentage ownership after this purchase is approximately 76.4% (see Note 4 - Related Parties, Note 9 - Debt and Note 11 - Stockholders' (Deficit) Equity - Common and Preferred Stock).

On April 12, 2011, we entered into an amendment to our debt agreements with our lenders because our projections indicated that we would likely not attain sufficient Adjusted EBITDA (as defined in our lender agreements) to comply with our then existing debt leverage covenants in certain fiscal quarters of 2011. As a result of negotiations with our lenders, we entered into a waiver and fourth amendment to the Securities Purchase Agreement which resulted in our previously existing maximum senior leverage ratios (expressed as the principal amount of Senior Notes over our Adjusted EBITDA (as defined in our lender agreements) measured on a trailing, four-quarter basis) of 11.25, 11.0 and 10.0 times for the first three quarters of 2011 being replaced by a covenant waiver for the first quarter of 2011 and minimum LTM EBITDA thresholds of $4,000 and $7,000, for the second and third quarters of 2011. Debt leverage covenants for the last quarter of 2011 and the first two quarters in 2012 (the Senior Notes mature on October 15, 2012) remain unchanged. The quarterly debt leverage covenants that appear in the Credit Agreement (governing the Senior Credit Facility) were also amended to reflect a change to minimum LTM EBITDA thresholds and maintain the additional 15% cushion that exists between the debt leverage covenants applicable to the Senior Credit Facility and the corresponding covenants applicable to the Senior Notes. By way of example, the minimum LTM EBITDA thresholds of $4,000 and $7,000 for the second and third quarters of 2011 in the Securities Purchase Agreement (applicable to the Senior Notes) are $3,400 and $5,950, respectively, in the Credit Agreement (governing the Senior Credit Facility). In connection with this amendment, Gores agreed to fully subordinate the Senior Notes it holds (approximately $10,222 which is listed under “due to Gores”) to the Senior Notes held by the non-Gores holders, including in connection with any future pay down of Senior Notes from the proceeds of any asset sale), a 5% leverage fee will be imposed effective October 1, 2011 and we agreed to report the status of any M&A discussions/activity on a bi-weekly basis. Notwithstanding the foregoing, if at any time, the Company provides satisfactory documentation to its lenders that its debt leverage ratio for any LTM period complies with the following debt covenant levels for the five quarters beginning on June 30, 2011: 5.00, 5.00, 4.50, 3.50 and 3.50, and provided more than 50% of the outstanding amount of non-Gores Senior Notes (i.e., Senior Notes held by the non-Gores holders) shall have been repaid as of such date, then the 5% leverage fee would be eliminated on a prospective basis. The foregoing levels represent the same covenant levels set forth in the Second Amendment to the Securities Purchase Agreement entered into on March 30, 2010, except that the debt covenant level for June 30, 2011 was 5.50 in the Second Amendment. As part of the waiver and fourth amendment, the Company agreed it would need to comply with a 5.00 covenant level on June 30, 2011, on an LTM basis, for the 5% leverage fee to be eliminated. The 5% leverage fee will be equal to 5% of the Senior Notes outstanding for the period beginning October 1, 2011, and shall accrue on a daily basis from such date until the fee amount is paid in full. The fee shall be payable on the earlier of maturity (July 15, 2012) or the date on which the Senior Notes are paid. Interest shall accrue on such fee beginning October 1, 2011 until such amount is paid in full. Accrued and unpaid leverage fee amounts shall be added to the principal amount of the Senior Notes at the end of each calendar quarter (as is the case with PIK interest on the Senior Notes which accretes to the principal amount on a quarterly basis).

On July 29, 2011, we signed and closed the sale of our 24/7 formats for $4,950 by entering into an Asset Purchase Agreement with Excelsior Radio Networks, LLC (“Excelsior”). This transaction was effected pursuant to the exercise by Excelsior of its call option under the Management Agreement entered into between Westwood One Radio Networks, Inc., one of our wholly-owned subsidiaries, and Excelsior Radio Networks, Inc. (predecessor of Excelsior) on May 23, 2006. Under the Management Agreement, we engaged Excelsior as our exclusive representative with respect to the day-to-day operations of the 24/7 formats in exchange for an annual license fee.

On July 30, 2011, we, Radio Network Holdings, LLC, a Delaware corporation and a newly formed wholly-owned subsidiary of ours (“RNH”), and Verge Media Companies, Inc., a Delaware corporation (“Verge”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, Verge will merge with and into RNH, with RNH surviving as a wholly-owned subsidiary of us (the “Merger”). The Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, have been approved by our Board of Directors, the Verge Board of Directors, and by us, in our capacity as sole member of RNH. In addition, in connection with the Merger Agreement, Gores, as owner of 76.2% of our common stock, delivered to Verge a written consent approving the Merger Agreement. Completion of the Merger is subject to customary conditions, including, among others: (1) completion of the debt financing for the transaction, (2) receipt of required regulatory approvals, (3) the absence of legal impediments to the Merger, (4) the expiration or early termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any required approvals thereunder, (5) the absence of certain material adverse changes or events, (6) the accuracy of the other party's representations and warranties and (7) there not being holders of more than 3% of the outstanding shares of Verge common stock properly exercising appraisal rights.

The Merger Agreement may be terminated by (1) mutual consent of Westwood and Verge, (2) Westwood or Verge if the Merger has not be completed by October 28, 2011, (3) Westwood or Verge if the Merger has been permanently enjoined or declared illegal, (4) Westwood or Verge upon certain breaches of the Merger Agreement by the other party or (5) by Westwood if it receives a unsolicited Superior Proposal (as defined in the Merger Agreement) on or before August 26, 2011 and Westwood's board of directors believes it is required to terminate the Merger Agreement pursuant to its fiduciary duties.

If the Merger is completed we will issue approximately 34.4 million shares of our unregistered Class B common stock to Verge's stockholders, and Verge's stockholders are expected to hold approximately 59% of the common stock of the combined company after the Merger. This expectation is based on preliminary estimates which may materially change. The proposed merger will be accounted for as reverse acquisition. If the Board elects to terminate the Merger Agreement because we receive an unsolicited superior proposal and other conditions related there to are met, we will owe a significant termination fee to Verge and we will not recognize the anticipated benefits of the Merger.

On July 22, 2011, we entered into a seventh amendment to our Credit Agreement for the sole purpose of eliminating provisions with respect to the Sponsor Letter of Credit (as defined in the Credit Agreement), which is the letter of credit that was previously required to be posted by Gores in connection with its guaranty of the Credit Facility.

On August 30, 2011, we entered into an Eighth Amendment to our Credit Agreement and Seventh Amendment to our Securities Purchase Agreement, each for the sole purpose of extending the maturity date of the debt represented by each such agreement from July 15, 2012 to October 15, 2012.  The Senior Notes held by Gores were also amended to reflect the October 15, 2012 maturity date.

On August 2, 2011, we repaid $8,000 of our revolving credit facility leaving an outstanding balance of $7,000 thereunder as of such date.
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Schedule II - Valuation and Qualifying Accounts

Allowance for Doubtful Accounts

	Balance at	Additions	Deductions	Balance at
	Beginning of	Charged to Costs	Write-offs and	End of
	Period	and Expenses	Other Adjustments	Period

Successor Company
2010	$2,220	$86	(2,163)	$143

4/24/2009 to 12/31/2009	—	2,172	48	2,220

Predecessor Company
1/1/2009 to 4/23/2009	1,068	(24)	(210)	834

2008	$1,211	(112)	$(31)	$1,068

F-II-1